EXHIBIT 2.1
Execution Copy

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
by and among
BATTLE MOUNTAIN GOLD EXPLORATION CORP.,
ROYAL GOLD, INC.,
and
ROYAL BATTLE MOUNTAIN, INC.
Dated July 30, 2007

TABLE OF CONTENTS

ARTICLE I THE MERGER	2
1.1 The Merger	2
1.2 Closing; Closing Date	2
1.3 Effective Time	2
1.4 Effect of the Merger	2
1.5 Articles of Incorporation; Bylaws	3
1.6 Directors and Officers	3
1.7 Taking of Necessary Action; Further Action	3
ARTICLE II MERGER CONSIDERATION; CONVERSION OF SECURITIES	3
2.1 Merger Consideration	3
2.2 Effect on Capital Stock	5
2.3 Contingent Shares and Contingent Cash Arrangement	8
ARTICLE III EXCHANGE PROCEDURES	10
3.1 Exchange Agent	10
3.2 Exchange	10
ARTICLE IV TERMINATION	12
4.1 Termination	12
4.2 Procedure Upon Termination	13
4.3 Effect of Termination	13
4.4 Frustration of Conditions	14
4.5 Acquiror Fees and Expenses	14
4.6 Company Fees and Expenses	15
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16
5.1 Organization and Qualification	16
5.2 Authority; Binding Obligation	16
5.3 Corporate Records	17
5.4 No Conflict; Required Filings and Consents	17
5.5 Capitalization; Owners of Shares	17
5.6 Company Reports and Financial Statements	19
5.7 Absence of Certain Developments	20
5.8 Litigation	21

5.9 Compliance with Laws; Permits	21
5.10 Real Property	22
5.11 Personal Property	24
5.12 Material Contracts	24
5.13 Labor and Employment	26
5.14 Pension and Benefit Plans	26
5.15 Taxes and Tax Matters	28
5.16 Environmental Matters	30
5.17 Intellectual Property	31
5.18 Insurance	32
5.19 Subsidiaries	32
5.20 Company Information	33
5.21 Royalty Property Operators	33
5.22 State Takeover Statutes	33
5.23 Financial Advisors	33
5.24 No Omissions or Misstatements	33
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB	34
6.1 Organization and Qualification	34
6.2 Authority; Binding Obligation	34
6.3 No Conflict; Required Filings and Consents	35
6.4 Litigation	35
6.5 Compliance with Laws	35
6.6 Acquiror Information	36
6.7 Financial Advisors	36
6.8 Validity of Issuance of Acquiror Common Stock	36
6.9 Acquiror Reports and Financial Statements	36
6.10 Capitalization	37
ARTICLE VII COVENANTS AND AGREEMENTS	37
7.1 Access to Information	37
7.2 Conduct of the Business Pending the Closing	38
7.3 Appropriate Action; Consents; Filings	40
7.4 Shareholder Approval	41

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7.5 Further Assurances	42
7.6 Publicity	42
7.7 Notice of Developments	42
7.8 No Solicitation of Transactions	43
7.9 Acquisition of Certain Property	45
7.10 Registration Statement	45
7.11 Listing	46
7.12 Amended Tax Return	47
7.13 Settlement of Litigation	47
7.14 Consent to Transfer of Securities and Share Registration	49
ARTICLE VIII CONDITIONS TO CLOSING	49
8.1 Conditions to Obligations of Each Party Under this Agreement	49
8.2 Conditions to Obligations of Acquiror	50
8.3 Conditions to Obligations of the Company	52
ARTICLE IX NON-SURVIVAL	53
9.1 Non-Survival of Representations and Warranties	53
ARTICLE X DEFINITIONS	53
10.1 Certain Definitions	53
10.2 Other Definitional and Interpretive Matters	63
10.3 Interpretation	64
ARTICLE XI MISCELLANEOUS	64
11.1 Confidentiality	64
11.2 Notices	64
11.3 Severability	65
11.4 Entire Agreement; No Third-Person Beneficiaries	65
11.5 Waiver; Amendment	66
11.6 Assignment	66
11.7 Expenses	66
11.8 Specific Performance	66
11.9 Governing Law; Disputes	67
11.10 Counterparts	67

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 30, 2007, is entered into by and among Battle Mountain Gold Exploration Corp., a Nevada corporation (the “Company”), Royal Gold, Inc., a Delaware corporation (the “Acquiror”), and Royal Battle Mountain, Inc., a Nevada corporation (the “Acquiror Sub”) (the Company, Acquiror and Acquiror Sub are individually hereinafter referred to as “Party” and collectively as the “Parties”).
W I T N E S S E T H:
     WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated April 17, 2007 (the “Original Agreement”);
     WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety by this Agreement;
     WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the corporations law and the laws affecting mergers, conversions, exchanges and domestications of the State of Nevada (collectively, “Nevada Law”), will merge with and into Company (the “Merger”);
     WHEREAS, the Boards of Directors of the Company, Acquiror and Acquiror Sub have determined that the Merger is advisable and fair to their respective companies and shareholders and approved and adopted this Agreement and the transactions contemplated hereby;
     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;
     WHEREAS, Mark Kucher and IAMGOLD Corporation, who are certain Shareholders of the Company, have entered into Option and Support Agreements setting forth their obligations to approve this Agreement and the transactions contemplated hereby;
     WHEREAS, Brian Labadie, Tony Crews, Robert Connachie, Chris Herald, and David Atkinson, who are certain Shareholders of the Company, have entered into Irrevocable Proxies appointing certain officers of Acquiror as their proxies to approve this Agreement and the transactions contemplated hereby;
     WHEREAS, certain terms used in this Agreement are defined in Article X; and
     WHEREAS, for federal income tax purposes, the Merger is intended to constitute a taxable purchase of the Company’s capital stock.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
THE MERGER
          1.1 The Merger.
     On the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and the Surviving Corporation shall continue to exist as a Nevada corporation.
          1.2 Closing; Closing Date.
     Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., located at One Tabor Center, 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (Mountain Time) on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties hereto.
          1.3 Effective Time.
     Subject to the provisions of Section 1.2, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the Surviving Corporation shall cause the Merger to be consummated by filing the articles of merger, in such form as required by, and executed in accordance with the relevant provisions of, Nevada Law (the “Articles of Merger”) with the Secretary of State of the State of Nevada and any other appropriate documents. The Merger shall become effective at such date and time as the Articles of Merger are filed with the Secretary of State of the State of Nevada or at such subsequent date and time as Acquiror and the Company shall mutually agree and as shall be specified in the Articles of Merger (the date and time of such filing at which the Merger becomes effective being the “Effective Time”).
          1.4 Effect of the Merger.
     At the Effective Time, the effect of the Merger shall be as set forth under Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquiror Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.5 Articles of Incorporation; Bylaws.
          (a) At the Effective Time, the articles of incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the articles of incorporation of Acquiror Sub in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Battle Mountain Gold Exploration Corp.”
          (b) At the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the bylaws of Acquiror Sub in effect immediately prior to the Effective Time, except that all references to Acquiror Sub in the amended and restated bylaws of the Surviving Corporation shall be changed to refer to Battle Mountain Gold Exploration Corp.
          1.6 Directors and Officers.
     At the Effective Time, the officers and directors of Acquiror Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
          1.7 Taking of Necessary Action; Further Action.
     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror Sub, the officers and directors of the Company, Acquiror and Acquiror Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
MERGER CONSIDERATION; CONVERSION OF SECURITIES
          2.1 Merger Consideration.
          (a) Stock Consideration. The maximum stock consideration (assuming all Shareholders receive stock consideration) shall be a number of shares of common stock, par value $0.01 per share, of Acquiror (the “Acquiror Common Stock”) calculated as of the Closing Date as follows:
          (i) if the Acquiror Stock Price is greater than or equal to $30.18, then the number of shares of Acquiror Common Stock shall be 1,570,507;
          (ii) if the Acquiror Stock Price is both (x) less than $30.18 and (y) greater than or equal to $29.00, then the number of shares of Acquiror Common Stock shall be equal to the quotient of (A) $47,397,901.26, divided by (B) the Acquiror Stock Price; or

          (iii) if the Acquiror Stock Price is less than $29.00, then the number of shares of Acquiror Common Stock shall be 1,634,410.
The number of shares of Acquiror Common Stock calculated in accordance with Section 2.1(a)(i), (ii) or (iii) is referred to herein as the “Maximum Stock Consideration.”
     The amount per share of Common Stock determined by dividing (I) the Maximum Stock Consideration by (II) the sum of (X) the total number of issued and outstanding shares of Common Stock immediately prior to the Effective Time, plus (Y) 3,000,000, is referred to herein as the “Unadjusted Per Share Stock Consideration.”
     If prior to the Effective Time, Acquiror should split or combine the Acquiror Common Stock, or pay a dividend in shares of Acquiror Common Stock or other distribution in such shares of Acquiror Common Stock (but excluding any dividends or other distributions of cash or other property in which case there shall not be any adjustment to the 1,570,507 and 1,634,410 shares of Acquiror Common Stock in clause (i) and (iii) above or the per share prices of $30.18 and $29.00 in clauses (i) through (iii)), then the 1,570,507 and 1,634,410 shares of Acquiror Common Stock in clause (i) and (iii) above and the per share prices of $30.18 and $29.00 in clauses (i) through (iii) above shall be appropriately adjusted to reflect such split, combination, dividend or distribution; provided, however that the $47,397,901.26 in clause (ii) above shall not be adjusted in the event of any such split, combination, dividend or distribution.
     The Maximum Stock Consideration shall be reduced by the amount of any Pre-Closing Settlement Shares calculated and paid in accordance with Section 7.13(a) and any Post-Closing Settlement Shares calculated and withheld in accordance with Section 7.13(b), which reduced amount is referred to herein as the “Effective Time Stock Consideration.”
     The number of shares of Acquiror Common Stock issuable for each share of Common Stock (the “Per Share Stock Consideration”) for which a Share Election (as defined below) has been made or deemed to have been made shall be determined by dividing (i) the number of shares of Acquiror Common Stock representing the Effective Time Stock Consideration by (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the Effective Time (the “Effective Time Issued and Outstanding Shares”), provided, however that if the Closing condition with respect to the conversion of each of the Company’s convertible securities set forth in Section 8.2(n) has not been satisfied and Acquiror decides to waive compliance with such Closing condition and proceed with the Closing, then each issued and outstanding share of Common Stock prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.2(g) and shares to be cancelled pursuant to Section 2.2(f) hereof) shall be converted into the right to receive a number of shares of Acquiror Common Stock determined by dividing (x) the number of shares of Acquiror Common Stock representing the Effective Time Stock Consideration by (y) the sum of (A) the Effective Time Issued and Outstanding Shares plus (B) the total number of shares of Common Stock issuable upon the exercise or conversion of each convertible security of the Company that is not exercised or converted prior to the Effective Time.

          (b) Cash Consideration. The maximum cash consideration (assuming all Shareholders receive cash consideration) shall equal $50,359,928 (“Maximum Cash Consideration”). The amount per share of Common Stock determined by dividing (i) the Maximum Cash Consideration by (ii) the sum of (x) the Effective Time Issued and Outstanding Shares, plus (y) 3,000,000, is referred to herein as the “Unadjusted Per Share Cash Consideration.”
     The Maximum Cash Consideration shall be reduced by the amount of any Pre-Closing Settlement Cash calculated and paid in accordance with Section 7.13(a) and any Post-Closing Settlement Cash calculated and withheld in accordance with Section 7.13(b), which reduced amount is referred to herein as the “Effective Time Cash Consideration.”
     The amount of cash payable for each share of Common Stock (the “Per Share Cash Consideration”) for which a Cash Election (as defined below) has been made or deemed to have been made shall be determined by dividing (i) Effective Time Cash Consideration by (ii) Effective Time Issued and Outstanding Shares, provided, however that if the Closing condition with respect to the conversion of each of the Company’s convertible securities set forth in Section 8.2(n) has not been satisfied and Acquiror decides to waive compliance with such Closing condition and proceed with the Closing, then each issued and outstanding share of Common Stock prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.2(g) and shares to be cancelled pursuant to Section 2.2(f) hereof) shall be converted into the right to receive an amount of cash determined by dividing (x) Effective Time Cash Consideration by (y) the sum of (A) the Effective Time Issued and Outstanding Shares plus (B) the total number of shares of Common Stock issuable upon the exercise or conversion of each convertible security of the Company that is not exercised or converted prior to the Effective Time.
          2.2 Effect on Capital Stock.
          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or the holders of any shares of Common Stock of the Company, each issued and outstanding share of Common Stock prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 2.2(g) and shares to be cancelled pursuant to Section 2.2(f) hereof) shall be converted into the right to receive (i) for each share of Common Stock in respect of which an effective election (an “Election”) shall have been made prior to the Election Deadline, either one of the following: (x) the Per Share Stock Consideration in shares of Acquiror Common Stock, or (y) the Per Share Cash Consideration in cash, and (ii) for each share of Common Stock in respect of which no effective Election shall have been made prior to the Election Deadline for any reason (a “No Election Share”), the Per Share Stock Consideration in shares of Acquiror Common Stock. The consideration payable pursuant to this Section 2.2(a), together with cash payments in lieu of fractional shares pursuant to Section 2.2(j) plus any Contingent Shares and Contingent Cash payable in accordance with Section 2.3, is referred to herein collectively as the “Total Merger Consideration.”

          (b) Elections to receive either cash consideration (“Cash Election”) or shares of Acquiror Common Stock (“Share Election”) shall be made on a form acceptable to Acquiror designated for purposes of making an Election (an “Election Form”), accompanied by Certificates for shares of Common Stock to which such Election form relates. At the time of the mailing of the Information Statement or Proxy Statement to holders of record of shares of Common Stock entitled to notice of action by written consent or to vote at the Special Meeting, the Company will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent, not later than 5:00 p.m. (Mountain Time) on the date (the “Election Deadline”) that is the fourth Business Day prior to the first Closing Date scheduled by the Parties in accordance with Section 1.2 and, in the case of shares that are not held in book entry form, accompanied by the Certificates representing all of the shares of Common Stock as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization). For shares that are held in book entry form, Acquiror shall establish reasonable procedures for the delivery of such shares. Acquiror shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of Acquiror or the Exchange Agent shall be conclusive and binding. Neither Acquiror nor the Exchange Agent shall be under any obligation to notify any Person of any defect in any Election Form submitted to the Exchange Agent. If Acquiror or the Exchange Agent shall determine that any purported Election was not properly made, the shares of Common Stock subject to such improperly made Election shall be treated as No Election Shares. A record holder shall make the same election with respect to all of the shares of Common Stock held of record by such holder. Any Election Form may be revoked by any Shareholder who submitted such Election Form to the Exchange Agent prior to the Election Deadline only upon the written consent of Acquiror. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Acquiror and Company that this Agreement has been terminated. Each No Election Share shall be treated for purposes of this Section 2.2(b) to have made an effective Share Election and receive the Per Share Stock Consideration in shares of Acquiror Common Stock.
          (c) At the Effective Time, each option granted by the Company under the Company’s 2004-2005 Non-Qualified Stock Option Plan (the “Company Equity Incentive Plan”), any other stock option plan or similar employee benefit plan or arrangement maintained or sponsored by the Company providing for equity compensation to any Person or otherwise pursuant to certain inducement grants to purchase Common Stock (each a “Company Option” and collectively, the “Company Options”) that is outstanding and unexercised immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any of the holders thereof, shall be cancelled and terminated. Prior to the Effective Time, the Company and its Board shall take any and all actions necessary to effectuate this Section 2.2(c), including providing any notices to holders of Company Options and the approval of any amendments to the Company Equity Incentive Plan and, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act. In connection with the exercise of any Company Options, the Company shall comply with all applicable requirements relating to the collection or withholding of Taxes, such as withholding of Taxes from the wages of Employees or former Employees. Further, the

Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plan or other plans, programs or arrangements or other holder of Company Options shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary.
          (d) At the Effective Time, each convertible security, warrant, option or other right to purchase or to subscribe for any shares of capital stock or other securities of the Company or its Subsidiaries (including, but not limited to, all unpaid balances due under that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008) that is outstanding and unexercised immediately prior to the Effective Time (other than (i) the Company Options that are addressed in Section 2.2(c), and (ii) the conversion option of Acquiror under the Bridge Financing Facility Agreement), by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any of the holders thereof, shall be cancelled and terminated. Prior to the Effective Time, the Company and its Board shall take any and all actions necessary to effectuate this Section 2.2(d). Further, the Company shall ensure that following the Effective Time no holder of any convertible security, warrant, option or other right to purchase or to subscribe for any shares of capital stock or other securities of the Company or its Subsidiaries shall have any right thereunder to acquire any capital stock or other securities of the Company, the Surviving Corporation or any Subsidiary.
          (e) Upon the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or the holders thereof, all Common Stock and the Company Options shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a “Certificate”) previously representing any such Common Stock and each agreement (an “Option Agreement”) previously representing any such Company Options that are properly exercised prior to the Effective Time shall thereafter represent only the right to receive either (i) the Per Share Stock Consideration and a Pro Rata Share (as defined below) of any Contingent Shares or (ii) the Per Share Cash Consideration and a Pro Rata Share of any Contingent Cash. Payments made in respect of the Company Options that are properly exercised prior to the Effective Time shall be in full satisfaction of all obligations under the Company Equity Incentive Plan and the Option Agreements.
          (f) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any holder thereof, and notwithstanding any other provision hereof that may be to the contrary, all Common Stock that is owned directly by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist and no Acquiror Common Stock or other consideration shall be delivered in exchange therefor.
          (g) Notwithstanding any other provision hereof that may be to the contrary, any Shareholder who has not voted such shares in favor of the Merger and who has demanded or may properly demand dissenters’ rights in the manner provided by Section 92A.440 of Nevada Law (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Total Merger Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such dissenters’ rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Nevada Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Nevada Law shall receive payment therefor from Acquiror in accordance with Nevada Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish entitlement to dissenters’ rights as provided in Section 92A.440 of Nevada Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Nevada Law or (iii) if neither any holder of Dissenting Shares nor Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided under Nevada Law, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Total Merger Consideration, without interest thereon, as provided in this Section 2.2 of this Agreement. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, with respect to any holder of Dissenting Shares before the Effective Time.
          (h) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Acquiror Sub or any holder thereof, each share of common stock, par value $0.001 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (i) All shares of Acquiror Common Stock paid in respect of the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article.
          (j) Notwithstanding any other provision of this Agreement, no fractional shares of Acquiror Common Stock shall be issued upon the conversion and exchange of Certificates, and no holder of Certificates shall be entitled to receive a fractional share of Acquiror Common Stock. In the event that any holder of Common Stock would otherwise be entitled to receive a fractional share of Acquiror Common Stock (after aggregating all shares and fractional shares of Acquiror Common Stock issuable to such holder), then such holder will receive an amount of cash (rounded to the nearest whole cent) equal to the fair market value of the Acquiror Common Stock (as determined by the Acquiror) multiplied by the fraction of a share of Acquiror Common Stock to which such person would otherwise be entitled.
          2.3 Contingent Shares and Contingent Cash Arrangement.
          (a) At the Effective Time, (i) the number of shares of Acquiror Common Stock issuable pursuant to Section 2.2 to the Shareholders shall be reduced by the number of Post-Closing Settlement Shares and (ii) the amount of cash payable pursuant to Section 2.2 to the Shareholders shall be reduced by the amount of Post-Closing Settlement Cash. The pro rata share (“Pro Rata Share”) of each Shareholder who has made or deemed to have made a Share Election under Section 2.2 shall be based on the number of shares of Common Stock held by such Shareholder relative to the number of shares of Common Stock held by all Shareholders who have made or deemed to have made Share Elections under Section 2.2. The Pro Rata Share of each Shareholder who has made a Cash Election under Section 2.2 shall be based on the number of shares of Common Stock held by such Shareholder relative to the number of shares of Common Stock held by all Shareholders who have made Cash Elections under Section 2.2.
          (b) The Shareholders shall not be entitled to any voting rights with respect to the Post-Closing Settlement Shares, until such time or times that any Contingent Shares are issued in accordance with this Section 2.3.
          (c) By approving the Merger and/or accepting the consideration set forth in Section 2.2, the Shareholders will have (i) irrevocably and unconditionally approved the retention by Acquiror of any Post-Closing Settlement Shares and Post-Closing Settlement Cash in satisfaction of the Schedule 5.8 Claim in accordance with Section 7.13, and (ii) irrevocably and unconditionally agreed to take such other actions, if any, with respect to the issuance (or non-issuance and retention by Acquiror) of the Post-Closing Settlement Shares or payment (or non-payment and retention by Acquiror) of the Post-Closing Settlement Cash as may be necessary, in Acquiror’s reasonable opinion, to effect the proper treatment of the Post-Closing Settlement Shares and Post-Closing Settlement Cash pursuant to the terms of this Agreement.
          (d) Subject to Section 2.3(c), if any Post-Closing Settlement Shares or Post-Closing Settlement Cash initially withheld by Acquiror on the Closing Date pursuant to Section 7.13(b) becomes payable by Acquiror following the settlement of the Schedule 5.8 Claim pursuant to Section 7.13(c), then the resulting Contingent Shares and Contingent Cash, if any, shall be distributed as follows. Within 15 Business Days following the final settlement of the Schedule 5.8 Claim, Acquiror shall cause the Exchange Agent (as defined below) to issue (i) a certificate to each holder of a Certificate who has made (or deemed to have made) a Share Election and properly completed a letter of transmittal in accordance with Article III, at the address specified in the holder’s letter of transmittal, representing such holder’s respective Pro Rata Share of the Contingent Shares, or (ii) a check to each holder of a Certificate who has made a Cash Election and properly completed a letter of transmittal in accordance with Article III, at the address specified in the holder’s letter of transmittal, representing such holder’s respective Pro Rata Share of the Contingent Cash. In the event that any holder would otherwise be entitled to receive a fractional share of Acquiror Common Stock (after aggregating all shares and fractional shares of Acquiror Common Stock issuable to such holder) under this Section 2.3, then such holder will receive an amount of cash (rounded to the nearest whole cent) equal to the fair market value of the Acquiror Common Stock (as determined by Acquiror) multiplied by the fraction of a share of Acquiror Common Stock to which such person would otherwise be entitled.
          (e) No Post-Closing Settlement Shares, Post-Closing Settlement Cash or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by any Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Shareholder prior to the issuance and payment by Acquiror to the Shareholders of Contingent Shares or Contingent Cash, in accordance with this Agreement, except that Shareholders shall be entitled to assign their rights to the Post-Closing Settlement Shares or Post-Closing Settlement Cash by will or by the laws of intestacy.

          (f) In holding and administering the Post-Closing Settlement Shares and Post-Closing Settlement Cash, Acquiror will incur no liability with respect to any action taken (or not taken) or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed or approved by the Representative (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except Acquiror’s own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the Post-Closing Settlement Shares and Post-Closing Settlement Cash, Acquiror may rely on the written opinion of counsel, and Acquiror will not be liable to anyone for anything done, omitted or suffered in good faith by Acquiror based on such advice.
          (g) In the event that prior to the date of issuance of the Contingent Shares, Acquiror should split or combine the Acquiror Common Stock, or pay a dividend in shares of Acquiror Common Stock or other distribution in such shares of Acquiror Common Stock (but excluding any dividends or other distributions of cash or other property in which case there shall not be any adjustment), then the number of Post-Closing Settlement Shares shall be appropriately adjusted to reflect such split, combination, dividend or distribution and thereafter all references to the Post-Closing Settlement Shares and any resulting Contingent Shares shall be deemed to be such consideration as so adjusted.
ARTICLE III
EXCHANGE PROCEDURES
          3.1 Exchange Agent.
     Acquiror shall select a Person reasonably acceptable to the Company (the “Exchange Agent”), on a timely basis, if and when needed for the benefit of the holders of Certificates. There shall be a written agreement between Acquiror and the Exchange Agent in which the Exchange Agent expressly undertakes, on reasonably customary terms, the obligation to pay either (i) the Per Share Stock Consideration and any Contingent Shares as provided herein or (ii) the Per Share Cash Consideration and any Contingent Cash as provided herein. The Company shall have a reasonable opportunity, but in any event at least five Business Days, to review and comment on the agreement with the Exchange Agent prior to it being finalized.
          3.2 Exchange.
          (a) As soon as practicable, but no more than three Business Days, after the Effective Time, provided that Company has cooperated to make the necessary information available thereto a sufficient time in advance, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of either (i) the Per Share Stock Consideration pursuant to this Agreement or (ii) the Per Share Cash Consideration. Additionally, the Exchange Agent shall provide a form of the letter of transmittal to the Company prior to the Closing Date. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder (or any agent thereof) of such Certificate shall be entitled to receive promptly in exchange therefor a certificate issued to such holder (or any agent thereof) representing either (x) the number of shares of Acquiror Common Stock or (y) the amount of cash to which such holder shall have become entitled pursuant to the provisions of Article II hereof, and the Certificate so surrendered shall forthwith be canceled.
          (b) As of the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Per Share Stock Consideration or Per Share Cash Consideration as provided in this Article III.
          (c) Acquiror, any Affiliate of Acquiror, any Affiliated Person or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Common Stock or the Company Options such amounts as Acquiror (or any Affiliate of Acquiror or Affiliated Person) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under Nevada Law, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Acquiror (or any Affiliate of Acquiror or Affiliated Person) or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or the Company Options in respect of whom such deduction and withholding were made by such Person.
          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate (whether the record holder or any agent thereof) to be lost, stolen or destroyed, and, if required by Acquiror, the posting by such Person of a bond in such amount as Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue to the holder (or any agent thereof) in exchange for such lost, stolen or destroyed Certificate a certificate representing the number of shares of Acquiror Common Stock to which such holder shall have become entitled in respect thereof pursuant to this Agreement. If payment of the Per Share Stock Consideration or Per Share Cash Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment of the Per Share Stock Consideration or Per Share Cash Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Acquiror and the Exchange Agent that such tax has been paid or is not payable.

ARTICLE IV
TERMINATION
          4.1 Termination.
     This Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing, whether before or after approval of this Agreement (unless otherwise set forth below), as follows:
          (a) by mutual written consent of Acquiror and the Company;
          (b) by Acquiror, (i) if there has been a breach or failure to perform any covenant or agreement on the part of the Company that causes any of the conditions provided in Section 8.2 not to be met and such breach or failure has not been cured (if curable) within 10 Business Days following receipt by the Company of written notice of such breach describing the extent and nature thereof in reasonable detail, or (ii) if there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 8.2(a) incapable of being satisfied by January 31, 2008 (the “Outside Date”);
          (c) by the Company, (i) if there has been a breach or failure to perform any covenant or agreement on the part of Acquiror or Acquiror Sub that causes any of the conditions provided in Section 8.3 not to be met and such breach or failure has not been cured (if curable) within 10 Business Days following receipt by Acquiror of written notice of such breach describing the extent and nature thereof in reasonable detail, or (ii) there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 8.3(a) incapable of being satisfied by the Outside Date;
          (d) by either Acquiror or the Company if there shall be in effect a final, unappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 4.1(d) shall not have initiated such proceeding or taken any action in support of such proceeding (it being agreed that the Parties shall use their commercially reasonable efforts to promptly appeal any such Order that is not unappealable and diligently pursue such appeal);
          (e) by either Acquiror or the Company on or after the Outside Date if the Closing shall not have occurred by the close of business on such date (unless the failure to consummate the Closing is attributable to a breach of this Agreement on the part of the Party seeking to terminate this Agreement); provided, however, that the terminating party is not in material default of any of its obligations hereunder;
          (f) by Acquiror if, the Board shall have (i) endorsed, approved or recommended any Acquisition Proposal in accordance with Section 7.8, other than that contemplated by this Agreement, (ii) effected a Change in Recommendation, (iii) resolved to do any of the foregoing, or (iv) failed to reconfirm the Company Board Recommendation within five Business Days after Acquiror requests in writing that the Board do so;

          (g) by Acquiror if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, (ii) a tender offer or exchange offer for outstanding shares of the Common Stock is commenced (other than by Acquiror or an Affiliate of Acquiror) and the Board recommends that the Shareholders tender their shares in such tender or exchange offer or, within ten days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof or (iii) for any reason if the Company fails to either receive written consents from its Shareholders constituting the Requisite Shareholder Approval by September 30, 2007, or fails to hold the Special Meeting by September 30, 2007; or
          (h) by the Company if, at any time prior to receiving the Requisite Shareholder Approval, the Board authorizes the Company, subject to complying with the terms of this Agreement, to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that the Company shall have first paid to Acquiror the Additional Acquiror Termination Fee; and provided, further, that (i) the Board after consultation with its outside legal counsel and financial advisors, concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal (and after giving effect to any proposed modifications to this Agreement or the Merger which may be offered by Acquiror), (ii) the Company has notified Acquiror by written notice pursuant to this Section 4.1(h), at least four Business Days in advance, of its Board’s intention to effect a Change in Recommendation (as defined below), specifying the material terms and conditions of such Superior Proposal and the identity of the party making such Superior Proposal, and furnishing to Acquiror a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (iii) prior to effecting such a Change in Recommendation, the Board has, and has caused its financial and legal advisors to, negotiate with Acquiror in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, it being understood that the Company shall not enter into any such binding, definitive agreement during such four-Business Day period (the Company agrees to notify Acquiror promptly if its intention to enter into any such agreement referred to in Section 4.1(h)(ii) shall change at any time after giving such notification).
          4.2 Procedure Upon Termination.
     In the event of termination and abandonment by Acquiror or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Acquiror or the Company.
          4.3 Effect of Termination.
     Upon the termination of this Agreement in accordance with Sections 4.1 and 4.2 hereof, Acquiror and the Company shall be relieved of any further duties and obligations under this Agreement after the date of such termination; provided, that no such termination shall relieve any Party hereto from Liability for any willful breach or fraud by a Party of this Agreement; provided, further, that the obligations of the Parties set forth in Section 4.5, Section 4.6, Articles

IX and XI hereof shall survive any such termination and shall be enforceable after such termination.
          4.4 Frustration of Conditions.
     Neither Acquiror or Acquiror Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Sections 8.1, 8.2, or 8.3 to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
          4.5 Acquiror Fees and Expenses.
          (a) The Company agrees that, in order to compensate Acquiror for the direct and substantial damages suffered by Acquiror in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Acquiror the Acquiror Termination Fee (as defined below) upon the termination of this Agreement by Acquiror pursuant to Section 4.1(b)(i) or (ii). For purposes of this Agreement, the term “Acquiror Termination Fee” means an amount equal to $1,000,000.00, plus any Acquiror Expenses payable by the Company to Acquiror under Section 4.5(c).
          (b) The Company agrees that, in order to compensate Acquiror for the direct and substantial damages suffered by Acquiror in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Acquiror an amount equal to the Additional Acquiror Termination Fee (as defined below) upon the termination of this Agreement by (i) Acquiror pursuant to Section 4.1(f) or Section 4.1(g), or (ii) the Company pursuant to Section 4.1(h). For purposes of this Agreement, the term “Additional Acquiror Termination Fee” means an amount equal to $2,500,000.00, plus any Acquiror Expenses payable by the Company to Acquiror under Section 4.5(c). Any Additional Acquiror Termination Fee payable under this Section 4.5(b) shall be in addition to any Acquiror Termination fee otherwise payable by the Company to Acquiror under Section 4.5(a).
          (c) Upon any termination of this Agreement for which an Acquiror Termination Fee is due and payable under Section 4.5(a) and/or an Additional Acquiror Termination Fee is due and payable under Section 4.5(b), the Company shall reimburse Acquiror and its Affiliates for 100% of their Acquiror Expenses (as defined below). For purposes of this Agreement, the term “Acquiror Expenses” means all actual and documented out-of-pocket expenses of Acquiror and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Acquiror and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).
          (d) The Acquiror Termination Fee, Additional Acquiror Termination Fee and/or Acquiror Expenses, shall be paid by the Company as directed by Acquiror in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three Business Days after the date of the event giving rise to the obligation to make such payment.
          (e) The Company acknowledges that the agreements contained in this Section 4.5 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Acquiror Termination Fee, Additional Acquiror Termination Fee and/or Acquiror Expenses when due, the Company shall reimburse Acquiror for all reasonable costs and expenses actually incurred or accrued by Acquiror (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 4.5, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Acquiror and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.
          4.6 Company Fees and Expenses.
          (a) Acquiror agrees that, in order to compensate the Company for the direct and substantial damages suffered by the Company in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, Acquiror shall pay to the Company the Company Termination Fee (as defined below) upon the termination of this Agreement by the Company pursuant to Section 4.1(c). For purposes of this Agreement, the term “Company Termination Fee” means an amount equal to $1,000,000.00, plus any Company Expenses payable by Acquiror to the Company under Section 4.6(b).
          (b) Upon any termination of this Agreement for which a Company Termination Fee is due and payable under Section 4.6(a), Acquiror shall reimburse the Company and its Affiliates for 100% of their Company Expenses (as defined below). For purposes of this Agreement, the term “Company Expenses” means all actual and documented out-of-pocket expenses of the Company and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.
          (c) The Company Termination Fee and/or Company Expenses, shall be paid by Acquiror as directed by the Company in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three Business Days after the date of the event giving rise to the obligation to make such payment.
          (d) Acquiror acknowledges that the agreements contained in this Section 4.6 are an integral part of the transactions contemplated by this Agreement. In the event that Acquiror shall fail to pay the Company Termination Fee and/or Company Expenses when due, Acquiror shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 4.6, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Company and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates), the Company hereby represents, warrants to and agrees with Acquiror as follows, in each case as of the date of this Agreement and as of the Closing Date:
          5.1 Organization and Qualification.
     The Company is a corporation duly organized, validly existing and in good standing under Nevada Law, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on the Business, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Company is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
          5.2 Authority; Binding Obligation.
     The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby and thereby (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the execution, delivery and performance by the Company of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the Company Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by the Requisite Shareholder Approval. The Requisite Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger under Nevada Law, the Company’s articles of incorporation and bylaws or otherwise. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and the Company Documents when so executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Secretary of State of the State of Nevada.

     At a meeting duly called and held, the Board has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Shareholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby and unanimously resolved (subject to Section 7.8) to recommend approval and adoption of this Agreement by the Shareholders (the “Company Board Recommendation”).
          5.3 Corporate Records.
          (a) The Company has furnished to Acquiror a true and complete copy of the articles of incorporation of the Company and a true and complete copy of the Company’s amended and restated bylaws dated effective March 31, 2006, each as in effect on the date of this Agreement.
          (b) The books of account, stock records, minute book and other corporate and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to the Company, and the Company will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board and/or shareholders of the Company held as of the date hereof (or written consents in lieu of such meetings).
          5.4 No Conflict; Required Filings and Consents.
          (a) None of the execution, delivery and performance by the Company of this Agreement or the Company Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by the Company of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles of incorporation or bylaws of the Company, (ii) any material Contract or material Permit to which the Company is a party or bound, (iii) any Order of any Governmental Body applicable to the Company or by which the Company is bound or (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement, the compliance by the Company with any of the provisions hereto, or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) the filing with the SEC of either (A) an information statement in definitive form relating to the approval of this Agreement and the transactions contemplated by this Agreement (as amended or supplemented, the “Information Statement”) or (B) a proxy statement in definitive form relating to a Special Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”).
          5.5 Capitalization; Owners of Shares.
          (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 68,909,330 shares of Common Stock were issued and outstanding as of April 17, 2007, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which shares of preferred stock have been designated or are issued and outstanding. Schedule 5.5(a) sets forth the names and addresses of all holders of record of Common Stock and the number and class of shares held by each such holder as of April 17, 2007. Except as set forth in Section 5.5(b) and Section 5.5(c), no other shares of Common Stock have been reserved for any purpose.
          (b) Except for the Company Equity Incentive Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Equity Incentive Plan has been duly authorized, approved and adopted by the Board and the Shareholders and is in full force and effect. The Company has reserved a total of 3,500,000 shares of the Common Stock for issuance under the Company Equity Incentive Plan, of which as of the date hereof (i) 3,200,000 shares are issuable upon the exercise of outstanding, unexercised Company Options, (ii) 300,000 shares are available for grant but have not yet been granted pursuant to the Company Equity Incentive Plan, and (iii) zero shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Equity Incentive Plan. No outstanding Company Option permits payment of the exercise price therefor by any means other than cash, check, cashless exercise or with certain shares of the Common Stock that have been owned by the optionee for at least six months. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Equity Incentive Plan. Schedule 5.5(b) sets forth for each outstanding Company Option, the name of the record holder of such Company Option (and, to the Company’s Knowledge, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an Employee, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested as of the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code. All outstanding unexercised Company Options will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.
          (c) Except for the Company Options or as otherwise set forth on Schedule 5.5(c), there are no outstanding securities convertible into or exchangeable for Common Stock, any other securities of the Company or any of its Subsidiaries and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except for the Option and Support Agreements and the Bridge Financing Facility Agreement, there are no outstanding Contracts affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Common Stock, any other securities of the Company or any of its Subsidiaries (the items described in Schedule 5.5(c) being, collectively, the “Rights Agreements”). On or prior to the Effective

Time, all Rights Agreements shall have been terminated and of no further force or effect. Each of the outstanding shares of Common Stock, Company Options and other outstanding securities convertible into or exchangeable for Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities.
          5.6 Company Reports and Financial Statements.
          (a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report filed since December 31, 2003, has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) filed since December 31, 2003, contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
          (b) Each of the Chief Executive Officer and Chief Financial Officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.
          (c) The Company has made available to Acquiror all of the Company Financial Statements. All of the Company Financial Statements comply with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
          (d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

          (e) The Company is, and since the enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
          (f) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
          (g) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; or (ii) Liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Company Balance Sheet, none of which are material to the Company in amount or significance; or (iii) Liabilities incurred on behalf of the Company under this Agreement.
          5.7 Absence of Certain Developments.
     Except for the transactions contemplated hereby, since December 31, 2006, the Company has not:
          (a) suffered a Material Adverse Effect;
          (b) incurred any Liability or entered into any other transaction except in the Ordinary Course of Business;
          (c) suffered any material adverse change in its relationship with any of the suppliers, customers, distributors, lessors, licensors, licensees or other third parties that are material to the Company;
          (d) increased the rate or terms of compensation or benefits payable to or to become payable by it to its key Employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its key Employees, except in each case increases of not more than 5% annually occurring in the Ordinary Course of Business (including normal periodic performance reviews and related compensation and benefits increases);
          (e) waived any claim or rights of material value other than in the Ordinary Course of Business;
          (f) sold, leased, licensed or otherwise disposed of any of its material assets, other than in the Ordinary Course of Business;
          (g) entered into any transaction or Material Contract, or modified or terminated any Material Contract, other than in the Ordinary Course of Business;
          (h) made any capital expenditure in excess of $50,000.00;

          (i) adopted or amended any Employee Plan;
          (j) made any adjustment or change in the price or other change in the terms of any options, warrants or convertible securities of the Company (including the Company Options);
          (k) made any material payments for purposes of settling any disputes;
          (l) split, combined, or reclassified any of its outstanding shares, or repurchased, redeemed or otherwise acquired any of shares of capital stock, or declared or paid any dividend on its capital stock;
          (m) changed the accounting or Tax reporting principles, methods or policies;
          (n) entered into, modified or terminated any Royalty Agreement; or
          (o) committed pursuant to a legally binding agreement to do any of the things set forth in clauses (a) through (n) above.
          5.8 Litigation.
     Except as set forth on Schedule 5.8, there are no Legal Proceedings pending or, to the Company’s Knowledge, material Legal Proceedings threatened against Company (including, but not limited to, with respect to the Company’s issued and outstanding shares of capital stock or options, warrants or other securities to purchase shares of the Company’s capital stock), or which question the validity or enforceability of this Agreement or any action contemplated herein. The Company is not operating under or subject to, or in default with respect to any Order of any Governmental Body. There are no agreements entered into by the Company or its Subsidiaries settling or otherwise terminating actions, suits, claims, governmental investigations or arbitration proceedings against the Company, or which question the validity or enforceability of this Agreement or any action contemplated herein.
          5.9 Compliance with Laws; Permits.
          (a) The Company and its Subsidiaries have complied and is in material compliance in all respects with all Laws applicable to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have been cited, fined or otherwise notified of any asserted past or present failure to comply, in any material respect, with any Laws and, to the Company’s Knowledge, no investigation or proceeding with respect to any such violation is pending or threatened.
          (b) The Company and its Subsidiaries currently have all Permits required for the operation of the Company and its Subsidiaries as presently conducted in the Ordinary Course of Business, other than those the failure of which to possess is immaterial. All Permits are valid and in full force and effect, the Company and its Subsidiaries are in compliance with their requirements, and neither the Company nor any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect of any term, condition or provision of any Permit, and no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or amend any of the Permits.
          5.10 Real Property.
          (a) Schedule 5.10(a) contains (i) a true and complete list of all real property owned, leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Real Property”); (ii) a true and complete list of all other rights and interests in real property owned or controlled by the Company or any of its Subsidiaries (whether such rights and interests are characterized as real or personal property by the jurisdictions where the real property in which such rights and interests were created is situated), including without limitation all royalty interests, rights to production payments, and other rights of any kind or nature, whether present or future, to receive payments based on the removal and sale of minerals or mineral products from real property (the “Royalty Interests”); and (iii) a true and complete legal description of (A) all Real Property and (B) all real property in which the Company or any of its Subsidiaries own Royalty Interests (the “Royalty Properties”).
          (b) The Company has delivered, or caused to be delivered, to Acquiror complete and accurate copies of (i) all leases and subleases of all leased Real Property, and any amendments, modifications, guaranties or addendums thereto (each a “Lease” and collectively, the “Leases”); (ii) all agreements, contracts, letter agreements, deeds, licenses, assignments and other instruments, correspondence or documents evidencing the Royalty Interests and the ownership thereof by the Company or any Subsidiary (each a “Royalty Agreement” and collectively, the “Royalty Agreements”) (other than Royalty Agreements with respect to the Excluded Royalty Interests); and (iii) all title opinions, title reports, title policies and documents referenced therein, surveys, plans, correspondence, and other documents in the Company’s possession with respect to the Real Property and the Royalty Properties (other than such documents with respect to the Excluded Royalty Interests).
          (c) With respect to Real Property owned by the Company or any of its Subsidiaries, either the Company or one of its Subsidiaries owns good and marketable title to such Real Property, free and clear of all Encumbrances as of the Closing, other than (i) real estate Taxes and installments of special assessments not yet delinquent, (ii) easements, covenants, conditions and restrictions of record, which do not have a material adverse effect on the Company’s or Subsidiary’s use of, or interest in, any portion of the owned Real Property, (iii) other Encumbrances and exceptions set forth on Schedule 5.10(c), and (iv) Permitted Encumbrances.
          (d) With respect to the Real Property in which the Company or any of its Subsidiaries hold an interest under Leases: (i) the Company or its Subsidiary is in exclusive possession of such Real Property; (ii) the Company and its Subsidiaries have not received any notice of default of any of the terms or provisions of the Leases; (iii) to the Company’s Knowledge, all Leases are valid and are in good standing, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such Lease; (iv) to the Company’s Knowledge, no act or omission or any condition on the leased Real Property which could be considered or construed as a default under any Lease, and to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any

Lease by any party; (v) to the Company’s Knowledge, all of the leased Real Property is free and clear of all Encumbrances or defects in title except for those specifically identified in Schedule 5.10(d); (vi) the Company and its Subsidiaries have the authority under the Leases to perform fully its or their obligations under this Agreement; (vii) no consent, waiver, approval or authorization is required from the lessor or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and (viii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the leased Real Property, or any portion thereof or interest therein.
          (e) To the Company’s Knowledge, with respect to the Royalty Properties (other than the Excluded Royalty Interests), except as set forth in Schedule 5.10(e), the owners and/or operators of the Royalty Properties either: (i) own the Royalty Properties free and clear of all Encumbrances as of the Closing, other than (A) applicable real estate taxes and assessments not yet delinquent, (B) valid easements, covenants, conditions and other restrictions, and (C) other Encumbrances, in each case where the same do not have a material adverse effect on the Company’s or a Subsidiary’s Royalty Interest, or on the ability of such owners and/or operators of the Royalty Properties to conduct their business and operations thereon; or (ii) own and maintain all valid legal rights and permits required by applicable Law to hold and use such Royalty Properties for mining and related purposes pursuant to valid lease, contract, application, permit, claim, tenement or concession, or other legal means valid in the relevant jurisdiction. To the Company’s Knowledge, the owners and/or operators of the Royalty Properties (other than with respect to the Excluded Royalty Interests) have reasonably adequate rights of ingress and egress with respect to their respective Royalty Properties and the improvements situated thereon.
          (f) Except as described on Schedule 5.10(f): (i) no consent, waiver, approval or authorization is required from any Person who is a party to any Royalty Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (ii) the Royalty Agreements are in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing interest under each such Royalty Agreement; (iii) there are no existing material defaults under any Royalty Agreement by the Company or any Subsidiary (as applicable) or, to the Company’s Knowledge, the other parties to such Royalty Agreements; (iv) to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any Royalty Agreement by any party; and (v) all Royalty Interests are free and clear of any defects in title and other Encumbrances, other than Permitted Encumbrances.
          (g) There are no outstanding options, rights of first offer or rights of first refusal to purchase the owned Real Property or any Royalty Interest, or any portion thereof or interest therein.
          (h) Schedule 5.10(h) sets forth the address and record owner of all leased Real Property and all Royalty Properties.
          (i) There does not exist any pending or threatened condemnation, eminent domain, expropriation or other proceeding having similar legal effect, Laws, lawsuits or administrative proceedings that affect any owned or leased Real Property, the Royalty Interests, or the Royalty Properties, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Body or other Person to take, condemn, expropriate or use any owned or leased Real Property, any Royalty Property or any Royalty Interests.
          5.11 Personal Property.
          (a) Schedule 5.11(a) sets forth all leases of personal property to which the Company is a party as of the date hereof involving annual payments in excess of $50,000.00 (the “Leased Personal Property”). The Company has not received or given any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company under any lease entered into in connection with the Leased Personal Property and, to the Company’s Knowledge, no other party is in material default or default thereunder.
          (b) All tangible personal property which is material in the operation of the Company has been maintained in reasonable operating condition in the Ordinary Course of Business in a manner consistent with past maintenance practices of the Company. The Company has good and valid title to, or a valid leasehold interest in, all of the tangible properties and assets which it purports to own or lease. All properties and assets reflected in the Company Balance Sheet are free and clear of all Encumbrances, other than Permitted Encumbrances.
          5.12 Material Contracts.
          (a) Schedule 5.12(a) lists each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their assets, is bound, except for non-customer Contracts pursuant to which the obligations, of either party thereto are, or are contemplated to be, $50,000.00 or less (each, a “Material Contract”), including without limitation the following Material Contracts:
               (i) Contracts with any Affiliate, Employee, current or former officer or director of the Company or any Subsidiary or any of their Affiliates;
               (ii) Collective bargaining agreements or other Contracts with any labor union or association representing any Employees;
               (iii) Bonus, pension, profit sharing, retirement or other forms of deferred compensation plans;
               (iv) Stock purchase, stock option or any other similar plans;
               (v) Contracts relating to incurrence of Indebtedness, the making of any loans, Hedging Arrangements or otherwise placing an Encumbrance on any portion of the assets of the Company or its Subsidiaries;
               (vi) Contracts related to the guaranty of any obligation of any third Person by the Company or its Subsidiaries;

               (vii) Contacts or purchase orders for capital expenditures or the acquisition or construction of fixed assets which involve the expenditure of more than $50,000.00;
               (viii) Contracts granting any Person (other then Acquiror) an option or a first offer, first refusal or similar right to purchase or acquire any asset of the Company or its Subsidiaries;
               (ix) Contracts relating to the lease of any real or personal property, including without limitation any mineral leases;
               (x) Contracts that create a partnership, joint venture or similar arrangement;
               (xi) Contracts that limit the freedom of the Company or any Subsidiary to compete in any line of business or with any Person in any area;
               (xii) Contracts (other than Contracts made in the Ordinary Course of Business) which involve the expenditure of more than $50,000.00 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 180 days or less;
               (xiii) Contracts (other than the Option and Support Agreements) relating to the voting or any rights or obligations of any Shareholder;
               (xiv) Contracts regarding the acquisition, issuance or transfer of any shares of capital stock or other securities of the Company or any Subsidiary, including without limitation any restricted stock agreements, options, warrants or escrow agreements;
               (xv) Royalty Agreements of the Company or any Subsidiary; or
               (xvi) Other Contracts not made in the Ordinary Course of Business that are material to the Company’s Business.
          (b) Each Material Contract is legal, valid, binding on the Company (or its Subsidiary), enforceable and in full force and effect and to the Company’s Knowledge, each Material Contract will continue to be legal, valid, binding on the other parties thereto, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and following delivery of any consents or approval contemplated hereby.
          (c) The Company has not received any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company under any Material Contract.
          (d) All of the Contracts to which the Company is a party or by which its assets are bound that are required to be described in the Company Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect.

          5.13 Labor and Employment.
          (a) Collective Bargaining. There are no collective bargaining or other labor union agreements to which the Company is a party and there are no labor or collective bargaining agreements which pertain to the Employees. There is no union organization activity involving any of the Employees pending or, to the Company’s Knowledge, threatened, nor has there ever been union representation involving any of the Employees. There are no strikes, slowdowns, lockdowns, arbitrations, work stoppages or material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened or reasonably anticipated between the Company and (i) any current or former Employees of the Company or (ii) any union or other collective bargaining unit representing such Employees. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company.
          (b) Employment Terms. Schedule 5.13(b) is a true and complete list containing the names and positions of all Employees, together with (i) each Employee’s current annual salary or wage, (ii) the amount and date of any scheduled salary increase for each Employee, (iii) commissions due and draws outstanding for each Employee and (iv) other advances or receivables owing to the Company from each Employee.
          (c) Subject to the payments set forth in Schedule 5.13(f), the Company has the right to terminate the employment of each of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or Liability.
          (d) The Company is in compliance, in all material respects, with all Laws relating to employment practices.
          (e) The Company has not experienced any labor problem that was or is material to it. To the Company’s Knowledge, the Company’s relations with its Employees are currently on a good and normal basis.
          (f) Except as set forth on Schedule 5.13(f), no severance or other payment to an Employee will become due or employee benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.
          5.14 Pension and Benefit Plans.
     The Company hereby represents and warrants to Acquiror that:
          (a) Schedule 5.14(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change in control or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, post-employment or retirement benefits and fringe benefits (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any Employee or Former Employee of the Company or any ERISA Affiliate. Copies of such plans and arrangements (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Acquiror. Such plans are referred to collectively herein as the “Employee Plans.”
          (b) None of the Company, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.
          (c) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any Multiemployer Plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).
          (d) Neither the Company nor any ERISA Affiliate sponsors any Employee Plans.
          (e) There is no current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees, except as required to avoid excise tax under Section 4980B of the Code.
          (f) As to all Employees Plans:
          (i) all such Plans comply and have been administered in all material respects in form and in operation with all applicable Laws, all required returns (including without limitation information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws, and neither the Company nor any ERISA Affiliate has received any outstanding written notice from any Governmental or quasi-Governmental Body questioning or challenging such compliance;
          (ii) all Employee Plans intended to qualify to comply with Section 401 of the Code maintained or previously maintained by the Company or any ERISA Affiliate comply and complied in form and in operation with all applicable requirements of the Code and ERISA, a favorable determination letter has been received from the IRS with respect to each such Plan (or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the Plan’s prototype sponsor by the IRS) and no event has occurred that will or could reasonably be expected to give rise to disqualification of any such Plan or to a tax under Section 511 of the Code;
          (iii) there are no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan and neither the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction; and
          (iv) there have been no acts or omissions by the Company or any ERISA Affiliate that have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of

ERISA or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable and neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.
          (g) All individuals considered by the Company and any ERISA Affiliate to be independent contractors are, and could only be reasonably considered to be, in fact “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose.
          (h) No Employee is entitled to, nor shall any Employee accrue or receive, additional benefits, services, accelerated rights to payment of benefits or accelerated vesting, whether pursuant to any Employee Plan or otherwise, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payments as a result of this Agreement and the transactions contemplated hereunder.
          (i) All options that have been granted by the Company to Employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.
          (j) Neither the Company nor any ERISA Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.
          5.15 Taxes and Tax Matters.
          (a) The Company and each Subsidiary has:
               (i) paid or caused to be paid all Taxes required to be paid by it (including but not limited to any Taxes shown due on any Tax Return); and
               (ii) filed or caused to be filed all Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (and all Tax Returns filed on behalf of the Company were true, complete and correct).
          (b) Except as set forth in Schedule 5.15(b),
               (i) neither the Company nor any Subsidiary has been notified by the IRS or any other taxing authority that any issues have been raised by the IRS or any other taxing authority in connection with (A) any Taxes owed by the Company or any Subsidiary or (B) any Tax Return filed by or on behalf of the Company or any Subsidiary;
               (ii) there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or any Subsidiary;

               (iii) there are no Encumbrances on the assets of the Company or any Subsidiary with respect to Taxes, except for Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the latest balance sheet of the Company;
               (iv) no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company or any Subsidiary and no claim has been made during the past five years by any Governmental Body in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns or paid Taxes that it is or may be subject to any taxation by that jurisdiction;
               (v) the charges, accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income), reflected in the most recent balance sheet of the Company (rather than any notes thereto) are adequate to cover all unpaid Taxes of the Company and the Subsidiaries. All reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of the Company and the Subsidiaries are adequate to cover all unpaid Taxes of the Company and the Subsidiaries accruing through the Effective Time;
               (vi) the Company and each Subsidiary has complied with all applicable requirements relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees);
               (vii) neither the Company nor any Subsidiary has any Liability in respect of any tax sharing agreement with any Person;
               (viii) neither the Company nor any Subsidiary has agreed to (nor has any other Person agreed to on its behalf), and neither the Company nor any Subsidiary is required to, make any adjustments or changes, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of such Persons;
               (ix) neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), (B) open transaction or installment disposition made on or prior to the Closing Date, or (C) prepaid amount received on or prior to the Closing Date;
               (x) neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);
               (xi) neither the Company nor any of its Subsidiaries have (A) ever been a member of a consolidated group of corporations (other than a group the common parent of which is the Company) and (B) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar state, local or foreign tax Law) as a transferee or successor, by contract or otherwise;
               (xii) neither the Company nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c) (2) of the Code);
               (xiii) other than as a result of the Merger, neither the Company nor any Subsidiary is subject to any limitation on the use of its Tax attributes under Section 382, 383, and 384 of the Code or Treasury Regulation Section 1.1502-15 or-21 (regarding separate return limitation years) or any comparable provisions of state or foreign law;
               (xiv) neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Sections 355, 356, or 361 of the Code (A) in the five years prior to the date of this Agreement (or will constitute such a corporation in the five years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger; and
               (xv) no claim has been made within the last five years by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.
          5.16 Environmental Matters.
          (a) The Company and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has during the past five years received written notice regarding any actual or alleged material violation of or material liability or material Remediation obligation under Environmental Laws. Neither the Company nor any of its Subsidiaries is subject to any claim under Environmental Laws, and to the Company’s Knowledge, no such claim is threatened. The Company and its Subsidiaries have obtained, and have been and are in material compliance with, all Environmental Permits. A true and complete list of all Environmental Permits currently maintained by the Company and its Subsidiaries is set out in Schedule 5.16. The Company and its Subsidiaries have timely filed applications and renewals for all Environmental Permits. All of the Environmental Permits listed in Schedule 5.16 are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has any liability under any Environmental Law, nor is the Company or any of their Subsidiaries responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in liability to the Company or its Subsidiaries under Environmental Laws.
          (b) None of the following are present at the Real Property or were present at any other real property that the Company or its Subsidiaries formerly owned, operated, or leased during the period of such ownership, operation, or tenancy: (i) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) any dump or landfill or other unit for the disposal of Hazardous Materials; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; or (vi) asbestos containing materials.
          (c) There has been no Release of Hazardous Materials at, on, under, or from the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company or its Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that the Company or its Subsidiaries is or could be liable for Remediation with respect to such Hazardous Materials.
          (d) The Company has furnished to Acquiror copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Company’s or any of its Subsidiary’s compliance with Environmental Law or the environmental condition of the Real Property or any other real property that the Company or its Subsidiaries formerly owned, operated, or leased. Any information the Company has furnished to Acquiror concerning the environmental condition of any real property or the operations of the Company or its Subsidiaries related to compliance with Environmental Laws is accurate and complete.
          (e) No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.
          (f) Neither the Company nor any of its Subsidiaries has arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials such that they are liable for the Remediation of such location pursuant to Environmental Law, and no Real Property or other real property formerly owned, operated, or leased by the Company or any of its Subsidiaries is listed on any governmental database of sites that may require Remediation under Environmental Laws.
          (g) No proposed or final regulation published pursuant to Environmental Laws and no Environmental Permit for which the Company or its Subsidiaries has or should have applied, could reasonably be expected to result in a capital expenditure in excess of $50,000.00.
          5.17 Intellectual Property.
     Schedule 5.17 sets forth a complete and correct list of all Intellectual Property registrations or applications or other material Intellectual Property owned by the Company or any of its Subsidiaries or used in connection with the operation of the Business. Each registration of or application to register any item of Intellectual Property identified on Schedule 5.17 is valid and subsisting, in full force and effect, and has not been canceled, expired or abandoned. The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or has an enforceable license to use, all of the Intellectual Property owned or used by the Company or any of Subsidiaries in connection with the operation of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has received any notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used in connection with the Business of the Company, nor, to the Company’s Knowledge is any such claim threatened. No third party is infringing upon any Intellectual Property owned or used by the Company or any of its Subsidiaries in connection with the operation of the Business. Neither the Company nor any of its Subsidiaries is infringing any Intellectual Property of any third party, nor to the Company’s Knowledge will any such infringement occur as a result of the continued operation of the Company’s Business. All Intellectual Property set forth in Schedule 5.17 will be owned by or available for use by the Company immediately subsequent to the Closing on the same terms and conditions as currently owned or used. No trade secret or confidential know-how either of which is material to the Company’s Business has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such trade secrets and confidential know-how. The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their respective trade secrets and confidential know-how. The Company and its Subsidiaries have at all times complied with and are in compliance with all applicable laws relating to privacy, data protection or the collection, retention, use and disclosure of personal information. All current and former officers and directors of the Company and its Subsidiaries, and all Employees, Former Employees and consultants of the Company and its Subsidiaries who are or were at any time involved in the design, development or implementation of intellectual property for or on behalf of the Company or its Subsidiaries, have executed and delivered to the Company or the applicable Subsidiary an agreement assigning to the Company or the Subsidiary their entire right, title and interest in and to any such intellectual property arising from services performed for the Companies or the Subsidiary by such persons.
          5.18 Insurance.
          (a) Schedule 5.18(a) sets forth a true and complete list of all material insurance policies held by the Company and each of its Subsidiaries and sets forth the name of each insurer, amount of coverage, type of insurance, policy number and any material pending claims under such policies.
          (b) For each policy of insurance required to be identified in Schedule 5.18(a), all premiums due with respect thereto are currently paid and the Company and each of its Subsidiaries has not received any written notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof other than general rate increases.
          5.19 Subsidiaries.
          (a) Schedule 5.19 sets forth the jurisdiction of formation and names of the officers and directors of each Subsidiary. The Company owns, directly or indirectly, of record and beneficially all of the outstanding equity interests of each Subsidiary, free and clear of all Encumbrances.

          (b) Each Subsidiary is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be qualified, authorized or in good standing would not have a Material Adverse Effect.
          (c) None of the Subsidiaries own any capital stock or other securities of, or any proprietary interest in, any Person.
          5.20 Company Information.
     The information relating to the Company and its Subsidiaries provided by the Company for inclusion in the Information Statement or Proxy Statement, or in any application, notification or other document filed with any regulatory agency or other Governmental Body in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Company’s Information Statement or Proxy Statement (except for the portions thereof relating solely to Acquiror or any of its Subsidiaries, as to which the Company makes no representation or warranty) will comply in all material respects with the provisions of Nevada Law.
          5.21 Royalty Property Operators.
     The Company has not received during the past 18 months notice, whether written or otherwise, from any owner or operator of any Royalty Property on which the Company or any of its Subsidiaries holds a Royalty Interest that the owner or operator intends to (a) cease mining operations or operate at a significantly less than previously reported rate in the case of operating mines or (b) cease or slow down development of the underlying Royalty Property in the case of mines that are currently in development.
          5.22 State Takeover Statutes.
     No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Sections 78.411 through 78.444 of Nevada Law) applicable to the Company is applicable to the Merger. The action of the Board in approving this Agreement is sufficient to render inapplicable to this Agreement the restrictions on “combinations” (as defined in Section 78.416 of Nevada Law) as set forth in Section 78.438 of Nevada Law.
          5.23 Financial Advisors.
     No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
          5.24 No Omissions or Misstatements.

     None of the information included in this Agreement and Schedules hereto, or other documents furnished or to be furnished by the Company or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Schedule hereto have been delivered or made available to Acquiror and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB
     Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates), Acquiror and Acquiror Sub hereby represent, warrant to and agree with the Company as follows, in each case as of the date of this Agreement and as of the Closing Date:
          6.1 Organization and Qualification.
     Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Acquiror is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.
          6.2 Authority; Binding Obligation.
     Each of Acquiror and Acquiror Sub has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby (the “Acquiror Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Acquiror Sub of this Agreement, the execution, delivery and performance by Acquiror and Acquiror Sub of the Acquiror Documents, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of Acquiror or Acquiror Sub is necessary to authorize this Agreement and the Acquiror Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by Acquiror in accordance with Delaware law and Acquiror Sub in accordance with Nevada Law and Acquiror’s certificate of incorporation and bylaws and Acquiror Sub’s articles of incorporation and bylaws. This Agreement has been, and the Acquiror Documents will be at or prior to the

Closing, duly executed and delivered by Acquiror and Acquiror Sub. This Agreement constitutes, and the Acquiror Documents when so executed and delivered, will constitute a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          6.3 No Conflict; Required Filings and Consents.
          (a) None of the execution, delivery and performance by Acquiror and Acquiror Sub of this Agreement or the Acquiror Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws of Acquiror or articles of incorporation or bylaws Acquiror Sub, (ii) any Contract or Permit to which Acquiror or Acquiror Sub is a party, (iii) any Order of any Governmental Body applicable to Acquiror or Acquiror Sub are bound or (iv) any applicable Law other than, in the cases of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, termination or cancellations that would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Acquiror or Acquiror Sub in connection with the execution and delivery of this Agreement, the compliance by Acquiror or Acquiror Sub with any of the provisions hereto, or the consummation of the transactions contemplated hereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect on the ability of Acquiror or Acquiror Sub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.
          6.4 Litigation.
     There are no material Legal Proceedings pending or, to Acquiror’s and Acquiror Sub’s Knowledge, threatened against Acquiror or Acquiror Sub, or which question the validity or enforceability of this Agreement or any action contemplated herein. Each of Acquiror and Acquiror Sub is not operating under or subject to, or in default with respect to any Order of any Governmental Body.
          6.5 Compliance with Laws.
     Each of Acquiror and Acquiror Sub has complied and is in compliance in all respects with all Laws applicable to Acquiror and Acquiror Sub, except where non-compliance does not have a material adverse effect on the ability of Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement.
          6.6 Acquiror Information.
     The information relating to Acquiror and its Subsidiaries to be provided by Acquiror to the Company for inclusion in the Information Statement or the Proxy Statement will not, at the time the Information Statement or the Proxy Statement, as the case may be, is first mailed to the Shareholders contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
          6.7 Financial Advisors.
     Other than National Bank Financial Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Acquiror or Acquiror Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Acquiror shall be responsible for all fees and costs billed by National Bank Financial Inc. in connection with the transactions contemplated by this Agreement.
          6.8 Validity of Issuance of Acquiror Common Stock.
     The shares of Acquiror Common Stock to be issued pursuant to this Agreement, will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws.
          6.9 Acquiror Reports and Financial Statements.
     Acquiror has timely filed all Acquiror Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Acquiror Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Acquiror Report filed since December 31, 2003, has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Acquiror Reports (including any financial statements or schedules included or incorporated by reference therein) filed since December 31, 2003, contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          6.10 Capitalization.
     The authorized capital stock of Acquiror consists of (i) 40,000,000 shares of Acquiror Common Stock, of which 28,199,917 shares of Acquiror Common Stock were issued and outstanding as of April 9, 2007, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which shares of preferred stock have been designated or are issued and outstanding, except with respect to such issuance and designation related to that certain Rights Agreement – Acquiror and American Securities Transfer, Incorporated, as Rights Agent, dated as of September 10, 1997.
ARTICLE VII
COVENANTS AND AGREEMENTS
          7.1 Access to Information.
     Prior to the Closing Date, to the extent permitted by this Section 7.1 and applicable Law, Acquiror shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records and Tax reporting positions of the Company as Acquiror reasonably requests and to make extracts and copies of such books and records at Acquiror’s own expense. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Acquiror and Acquiror’s representatives in connection with such investigation and examination, and Acquiror and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound.
     Further, prior to the Closing Date, the Company shall furnish or otherwise make available (including via EDGAR, if applicable) to Acquiror (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within 30 days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Acquiror may reasonably request.
     No investigation pursuant to this Section 7.1 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

          7.2 Conduct of the Business Pending the Closing.
          (a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a), or (ii) with the prior written consent of Acquiror, the Company and each of its Subsidiaries shall:
               (A) conduct the respective businesses only in the Ordinary Course of Business, except for the acquisition of Interest B as contemplated under Section 7.9, and in such a manner that conserves and uses the financial resources and human resources of Company and each of its Subsidiaries solely to manage their existing business operations and as necessary or appropriate to consummate the transactions contemplated by this Agreement;
               (B) use its commercially reasonable efforts to maintain working capital of the Company at levels consistent with past practice;
               (C) pay its debts and Taxes when due and properly withhold all Taxes (such as withholding of Taxes from Employees or Former Employees); and
               (D) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company and each of its Subsidiaries.
          (b) Except (i) as set forth on Schedule 7.2(b) or (ii) with the prior written consent of Acquiror, the Company and each of its Subsidiaries shall not:
               (A) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;
               (B) issue or sell any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company (except for 100,000 shares of Common Stock to be issued to Robert Connachie and 100,000 shares of Common Stock to be issued to Chris Herald, which shares are reflected as being terminated on the Company Disclosure Schedule prior to Closing, but in fact shall be issued prior to Closing);
               (C) effect any recapitalization, reclassification or like change in the capitalization of the Company, except to the extent required by Law;
               (D) amend the articles of incorporation or by-laws or comparable organizational documents of the Company;
               (E) other than in the Ordinary Course of Business or as required by Law or Contract, (1) increase the annual level of compensation of any Employee, (2) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (3) increase the coverage or benefits available under any (or create any new) Employee Plan or (4) enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any Employee, (or amend any such agreement) to which the Company is a party or involving any Employee except in the Ordinary Course of Business;
               (F) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company or any of its Subsidiaries (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business, for the purpose of disposing of obsolete or worthless assets or the acquisition of Interest B in accordance with Section 7.9);
               (G) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries;
               (H) enter into, modify, extend or terminate any labor or collective bargaining agreement;
               (I) enter into or agree to enter into any merger or consolidation with any other Person, or agreement to acquire the securities of any other Person;
               (J) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or enter into any Hedging Arrangements;
               (K) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;
               (L) make any new capital expenditures exceeding $50,000.00 in the aggregate (other than the acquisition of Interest B in accordance with Section 7.9);
               (M) other than in the Ordinary Course of Business enter into, modify, amend or terminate any Material Contract;
               (N) (1) make, revoke or change any material Tax election or (2) settle or compromise any material federal, state, local or foreign income Tax liability;
               (O) participate or engage in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);
               (P) make any principal payments to the holder of that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008;
               (Q) agree to do anything prohibited by this Section 7.2(b); or

               (R) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.
          7.3 Appropriate Action; Consents; Filings.
          (a) The Company shall promptly prepare and file with the SEC the Information Statement or Proxy Statement, as applicable, and shall use its commercially reasonable efforts to have the Information Statement or Proxy Statement, as applicable, cleared by the SEC as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Information Statement or Proxy Statement, as applicable, to its Shareholders. The Company shall notify Acquiror of the receipt of, and immediately provide to Acquiror true and complete copies of, any comments of the SEC with respect to the Information Statement or Proxy Statement, as applicable, or the transactions contemplated hereby and any requests by the SEC for any amendment or supplement thereto or for additional information.
          (b) Acquiror shall, upon request, furnish the Company with all information concerning Acquiror as may be reasonably necessary for inclusion in the Information Statement or Proxy Statement, as applicable, that may be furnished to the Shareholders.
          (c) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Bodies any Permits required to be obtained or made by Acquiror, Acquiror Sub or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement under any applicable Law, including without limitation making any filings required to be made pursuant to the HSR Act; provided that Acquiror, Acquiror Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Company, Acquiror and Acquiror Sub shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Any and all filing fees in respect of such filings shall be paid 50% by Acquiror and 50% by the Company.
          (d) Except as the Parties may otherwise agree, the Company, on the one hand, and Acquiror and Acquiror Sub, on the other, shall give any notices required to be given by any of them, as applicable, to third parties, and use (and in the case of Acquiror, shall cause Acquiror Sub to use) their commercially reasonable efforts to obtain at the earliest practicable date all third party consents, approvals or waivers required to obtained by them, as applicable, in order to consummate the transactions contemplated in this Agreement.
          (e) Subject to the provisions of Section 7.3(f), in the event that either the Company or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 7.3(d), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon the Company and Acquiror or Acquiror Sub and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.
          (f) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Acquiror or any of its Subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Acquiror or its Subsidiaries, (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Body, or (v) pay any monies or other consideration in order to obtain any consent, approval or waiver that relates to the Company or its assets or that is otherwise binding upon the Company or its assets.
          7.4 Shareholder Approval.
          (a) Upon the election of Acquiror, the Company shall take all steps necessary to either (i) solicit written consents, in form and substance acceptable to Acquiror, from its Shareholders as promptly as practicable after the date of this Agreement for the purpose of consenting to the approval of this Agreement and the Merger or (ii) duly call, give notice of, convene and hold a meeting of its Shareholders as promptly as practicable after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”), provided, however that if Acquiror initially elects to have the Company seek approval by written consent pursuant to clause (i) above or call a Special Meeting pursuant to clause (ii) above, Acquiror may change its election by providing notice to the Company.
          (b) Management and the Board shall recommend to the Shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall not (i) fail to make, withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (ii) take any other action or make any other public statement inconsistent with such recommendation (collectively, a “Change in Recommendation”), in each case except as and to the extent expressly permitted by Section 7.8. The Company shall (A) use its best efforts to obtain the Requisite Shareholder Approval and (B) otherwise comply with all legal requirements applicable to soliciting the Requisite Shareholder Approval either by written consent or at the Special Meeting. The Company shall submit this Agreement and the Merger to the Shareholders for approval and adoption as provided by Nevada Law and the Company’s articles of incorporation and bylaws. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Company agrees to submit this Agreement and the Merger to the Shareholders whether or not (1) a Change in Recommendation shall have occurred and (2) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.
          (c) Company and its Board shall cancel the previously set and publicly announced June 27, 2007, record date of the Special Meeting, and upon the written request of Acquiror issue a press release, in form and substance satisfactory to Acquiror, publicly announcing such cancellation. Company and its Board shall set or postpone (i) the record date of the Special Meeting (or of any written consent in lieu of meeting consenting to the approval of this Agreement and the Merger) and (ii) the date of any Special Meeting, in each case on such dates as acceptable to Acquiror.
          7.5 Further Assurances.
     Subject to Section 7.3(f), Acquiror and the Company shall use their commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In furtherance of the forgoing, Company, its management and Board shall communicate fully, openly and on a timely basis with Acquiror upon Acquiror’s request as shall be necessary or appropriate to consummate the transactions contemplated by this Agreement.
          7.6 Publicity.
          (a) Neither the Company, Acquiror nor Acquiror Sub shall issue any press release or public announcement concerning this Agreement, the Company Documents, the Acquiror Documents or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Acquiror or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Acquiror or the Company lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.
          (b) Each of Acquiror and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.
          7.7 Notice of Developments.
          (a) The Company shall promptly notify Acquiror of any development or other information occurring after the date hereof and prior to the Closing which renders any representation, warranty or statement contained in this Agreement or the Schedules hereto inaccurate or incomplete at any time prior to the Closing, including any such development or information which first becomes known to the Company after the date hereof.

          (b) Without limiting Section 7.7(a), Company shall provide to Acquiror (i) a written report, in form and substance satisfactory to Acquiror, detailing the Company’s consolidated working capital position calculated in accordance with GAAP as of the closing of the last Business Day of every second week, in form and substance satisfactory to Acquiror, no later than 12:00 p.m. (Mountain Time) on the first Business Day of the subsequent week (with the first such report being due on August 3, 2007) and (ii) a written report setting forth the names of each holder of Company Options, convertible securities, warrants, options or other rights to purchase or subscribe for Common Stock who exercise the same, the number of shares of Common Stock issued upon exercise and the proceeds received upon exercise within two Business Days of the date of any such exercise.
          (c) Any written notice or report delivered pursuant to this Section 7.7 shall not amend the Schedules in any way, nor shall it (or the information contained therein) modify, affect, limit or otherwise qualify, in any way, the representations and warranties contained in this Agreement, or be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information. The delivery of any written notice or report pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
          7.8 No Solicitation of Transactions.
          (a) Subject to Sections 7.8(b) and 7.8(c), the Company shall not, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of the Company to (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to, or to obtain, an Acquisition Proposal. The Company shall take all actions reasonably necessary to cause its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal that is active or pending as of the date hereof; provided, however, that nothing in this Section 7.8 shall preclude the Company or its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and other agents, representatives or affiliates from complying with the provisions of Section 7.8(d). The Company shall be responsible for any failure on the part of its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to comply with this Section 7.8.
          (b) Further, and except as expressly permitted by this Section 7.8, neither the Board nor any committee thereof shall (i) make a Change in Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal.

          (c) The Company shall promptly notify Acquiror (but in no event less than 24 hours following the Company’s initial receipt of any Acquisition Proposal) of the relevant details relating to an Acquisition Proposal (including the identity of the parties and all material terms thereof) which the Company may receive after the date hereof, and shall keep Acquiror informed on a prompt basis as to the status of and any material developments regarding any such proposal.
          (d) Notwithstanding Sections 7.8(a) and 7.8(b) or any other provision of this Agreement to the contrary, following the receipt by the Company of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Sections 7.8(a) and 7.8(b)), but prior to receiving the Requisite Shareholder Approval, the Board may (directly or through advisors or representatives):
               (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal; and
               (ii) if the Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Board may:
                    (A) furnish non-public information with respect to the Company to the Person who made such proposal (provided that the Company (x) has previously or concurrently furnished such information to Acquiror and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement),
                    (B) disclose to its Shareholders any information required to be disclosed under applicable Law,
                    (C) participate in negotiations regarding such proposal, and
                    (D) following receipt of an Acquisition Proposal that constitutes a Superior Proposal (x) terminate this Agreement pursuant to, and subject to compliance with, Section 4.1(h) and (y) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; but in each case referred to in clauses (A) through (D) only if, after complying with this Section 7.8(d), the Board determines in good faith by a majority vote, after consultation with, and after considering advice from, outside legal counsel to the Company, that it must take such action in order to company with its fiduciary duties to the Company or its Shareholders under applicable Nevada Law. Nothing in this Section 7.8 or elsewhere in this Agreement shall prevent the Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Shareholders if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to do so would violate its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Board shall be permitted to recommend pursuant to such provision an Acquisition Proposal which is not a Superior Proposal.
          (e) The Board shall not take any of the actions referred to in clause (C) or (D) of Section 7.8(d)(ii) unless (i) the Company has given Acquiror at least four Business Days notice, measured from the receipt of notice of such proposal or the receipt of any material change to the terms thereof, of its intent to take such action and (ii) after waiting at least such four- Business Day period and taking into account any amendment to this Agreement entered into or to which Acquiror irrevocably covenants to enter into and for which all internal approvals of Acquiror have been obtained since receipt of such notice, such Superior Proposal remains a Superior Proposal.
          7.9 Acquisition of Certain Property.
     The Company shall use its immediate and best commercial efforts to (a) enter into a binding definitive agreement, in form and substance acceptable to Acquiror, to acquire Interest B, (b) take all actions necessary or appropriate to complete the acquisition of Interest B, and (c) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to complete the transactions contemplated by the agreement to acquire Interest B. In furtherance of the forgoing, the Company shall (i) provide Acquiror with three Business Days prior written notice of the date, time, location and substance of any negotiations pertaining to the acquisition of Interest B and (ii) permit Acquiror to participate in all negotiations of the terms and binding definitive agreements that the Company negotiates with the sellers of Interest B.
          7.10 Registration Statement.
          (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-3 or Form S-4, as applicable (together with all amendments and supplements thereto, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the Shareholders pursuant to the Merger. The Company shall cause the independent public accounting firm that has audited the Company financial statements that will be included in the Registration Statement to provide its written consent, in form an substance acceptable to Acquiror, approving the inclusion of such financial statements in the initial filing of the Registration Statement and any subsequent filings of the Registration Statement within two Business Days of any written request from Acquiror. Acquiror shall use its commercially reasonable efforts to cause the Registration Statement to become effective within 120 days of the date of this Agreement, provided, however that the failure of the Registration Statement to become effective within such 120 day period shall not be deemed a breach of this Agreement. Prior to the Effective Time, Acquiror shall use its reasonable efforts to obtain all applicable approvals needed to ensure that the shares of Acquiror Common Stock to be issued in the Merger will be registered or qualified as may be required under the securities law of every jurisdiction of the United States in which any registered holder of Common Stock has an address of record on the record date for determining the Shareholders entitled to notice of and to vote at the Company shareholders’ meeting (or written consent in lieu thereof). Each of Acquiror and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement. The

Registration Statement shall register for resale the shares of Acquiror Common Stock received in the Merger by each affiliate (within the meaning of Rule 145 of the Securities Act) of the Company that is not an affiliate (within the meaning of Rule 144 of the Securities Act) of Acquiror immediately following the Effective Time, and shall include the information required by Item 7 of Form S-4 and Item 507 of Regulation S-K under the Securities Act for the benefit of such affiliates as selling stockholders of the number of shares of Acquiror Common Stock received in the Merger. If required by applicable legal requirements after the Effective Time, Acquiror shall file a post-effective amendment on Form S-3 to the Registration Statement (the “S-3 Amendment”) which shall include a resale prospectus for the selling stockholders of the number of shares of Acquiror Common Stock received by them in the Merger, and Acquiror shall keep the S-3 Amendment effective until the earlier of one year after the Effective Time or the date of final sale by the selling stockholders of all shares of Acquiror Common Stock registered on the S-3 Amendment.
          (b) Acquiror will advise the Company, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Registration Statement, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment to the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
          (c) The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement is discovered by Acquiror, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
          7.11 Listing.
     If necessary, Acquiror shall promptly prepare and file with The Nasdaq National Market and the Toronto Stock Exchange a notification form for listing additional shares with respect to the shares of Acquiror Common Stock to be issued pursuant to this Agreement, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Acquiror Common Stock, subject to official notice to The Nasdaq National Market and the Toronto Stock Exchange of issuance, and the Company shall cooperate with Acquiror with respect to such filings.

          7.12 Amended Tax Return.
     The Company shall amend its Federal income Tax Return filed on Form 1120 for the period ending on December 31, 2006, to accurately reflect the Company’s and its Subsidiaries’ Tax liability for the period ending on December 31, 2006, as such Tax liability is set forth in the Company 10-K, including footnote 11 to the financial statements attached to the Company 10-K. The Company shall (a) provide Acquiror with a final copy of the amended Tax Return described in the preceding sentence on or before August 10, 2007, (b) permit Acquiror to review and comment on the amended Tax Return prior to filing and (c) file such amended Tax Return incorporating any comments from Acquiror no later than three Business Days following receipt of such comments.
          7.13 Settlement of Litigation.
          (a) The Company shall use its immediate and best efforts to enter into a definitive settlement agreement, including appropriate releases of the Company, its Subsidiaries and their successors and assigns, in connection with the Schedule 5.8 Claim, which terms of settlement (including the form of any consideration paid) and settlement agreement shall be satisfactory in form and substance to Acquiror, on or before the Closing Date. For purposes of this Agreement, the term “Pre-Closing Settlement Cash” shall be the sum of all expenses, costs, settlement proceeds and other amounts that are paid or payable by the Company and/or its Subsidiaries in the form of cash or other property in connection with the settlement of the Schedule 5.8 Claim prior to the Closing Date (other than any shares of Common Stock issued by the Company in connection with the settlement of the Schedule 5.8 Claim prior to the Closing Date, which shares of Common Stock shall be specifically excluded for purposes of the calculations set forth in this Section 7.13(a)). For purposes of this Agreement, the term “Pre-Closing Settlement Shares” shall be a number of shares of Acquiror Common Stock equal to the quotient of (i) the Pre-Closing Settlement Cash, divided by (ii) either (x) $30.18 if the Maximum Stock Consideration is determined under Section 2.1(a)(i); (y) the Acquiror Stock Price if the Maximum Stock Consideration is determined under Section 2.1(a)(ii); or (z) $29.00 if the Maximum Stock Consideration is determined under Section 2.1(a)(iii). The Maximum Stock Consideration shall be reduced by the sum of any Pre-Closing Settlement Shares in calculating the Effective Time Stock Consideration under Section 2.1(a). The Maximum Cash Consideration shall be reduced by the sum of any Pre-Closing Settlement Cash in calculating the Effective Time Cash Consideration under Section 2.1(b).
          (b) If the Company has not entered into a settlement agreement in connection with the Schedule 5.8 Claim prior to the Closing Date and Acquiror, in its sole discretion, determines to waive the Closing condition set forth in Section 8.2(l) and proceed with the Closing, then (i) the Maximum Stock Consideration shall be reduced by the amount of Post-Closing Settlement Shares (as defined below) in calculating the Effective Time Stock Consideration under Section 2.1(a) and (ii) the Maximum Cash Consideration shall be reduced by the amount of Post-Closing Settlement Cash (as defined below) in calculating the Effective Time Cash Consideration under Section 2.1(b). For purposes of this Agreement, the term “Post-Closing Settlement Shares” shall be a number of shares of Acquiror Common Stock equal to the product of (x) the Unadjusted Per Share Stock Consideration, multiplied by (y) 3,000,000. For purposes of this Agreement, the term “Post-Closing Settlement Cash” shall be an amount of cash equal to the product of (A) the Unadjusted Per Share Cash Consideration, multiplied by (B) 3,000,000.
          (c) Following the Closing Date, if the Company enters into a settlement in connection with the Schedule 5.8 Claim and following the approval of such settlement by the Representative (which approval shall not be unreasonably withheld or delayed), then any Post-Closing Settlement Shares and Post-Closing Settlement Cash shall be either withheld by Acquiror or paid to the Shareholders as follows:
               (i) if the Post Closing Settlement Shares are greater than the sum (x) the actual number of shares of Acquiror Common Stock that Acquiror issues for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim on or after the Closing Date, plus (y) an amount equal to the quotient of (A) the amount of cash or other property Acquiror, the Company and/or their Subsidiaries pay for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim, divided by (B) either (I) $30.18 if the Maximum Stock Consideration is determined under Section 2.1(a)(i); (II) the Acquiror Stock Price if the Maximum Stock Consideration is determined under Section 2.1(a)(ii); or (III) $29.00 if the Maximum Stock Consideration is determined under Section 2.1(a)(iii), then the excess shall be multiplied by a factor (X) the numerator of which is equal to the total number of shares of Common Stock for which a Share Election has been made or deemed to have been made under Section 2.2 and (Y) the denominator of which is equal to the total number of shares of Common Stock for which a Cash Election has been made and the total number of shares of Common Stock for which a Share Election has been made or deemed to have been made under Section 2.2, and the resulting product shall be the “Contingent Shares.” Any Contingent Shares shall be payable Shareholders in accordance with Section 2.3, and the Post Closing Settlement Shares in excess of any Contingent Shares shall be retained by Acquiror.
               (ii) if the Post Closing Settlement Cash is greater than the sum of (x) the actual amount of cash or other property Acquiror, the Company and/or their Subsidiaries pay for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim plus (y) an amount of cash equal to the product of (A) the actual number of shares of Acquiror Common Stock that Acquiror issues for any expenses, costs, settlement proceeds or other amounts in connection with the settlement of the Schedule 5.8 Claim on or after the Closing Date multiplied by (B) either (I) $30.18 if the Maximum Stock Consideration is determined under Section 2.1(a)(i); (II) the Acquiror Stock Price if the Maximum Stock Consideration is determined under Section 2.1(a)(ii); or (III) $29.00 if the Maximum Stock Consideration is determined under Section 2.1(a)(iii), then the excess shall be multiplied by a factor (X) the numerator of which is equal to the total number of shares of Common Stock for which a Cash Election has been made or deemed to have been made under Section 2.2 and (Y) the denominator of which is equal to the total number of shares of Common Stock for which a Cash Election has been made and the total number of shares of Common Stock for which a Share Election has been made or deemed to have been made under Section 2.2, and the resulting product shall be the “Contingent Cash.” Any Contingent Cash shall be payable to the Shareholders in accordance with Section 2.3, and the Post Closing Settlement Cash in excess of any Contingent Cash shall be retained by Acquiror.

          (d) By voting in favor of the Merger or participating in the conversion of the Common Stock of the Company pursuant to this Agreement, each Shareholder approves the designation of and designates David Atkinson as the representative of the Shareholders (the “Representative”) and as the attorney-in-fact and agent for and on behalf of each Shareholder with respect to the approval of any settlement in connection with the Schedule 5.8 Claim following the Closing Date pursuant to Section 7.13(c) and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Common Stock (other than Dissenting Shares) outstanding as of immediately prior to the Effective Time upon not less than 10 days’ prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his or her services. Notices or communications to or from the Representative shall constitute notice to or from each of the Shareholders.
          (e) The disclosure in the Information Statement or Proxy Statement, as applicable, including the disclosure regarding the Effective Time Stock Consideration and the Effective Time Cash Consideration payable to the Shareholders and the Per Share Stock Consideration or the Per Share Cash Consideration payable to each Shareholder, shall reflect appropriate reductions for any Pre-Closing Settlement Cash and Pre-Closing Settlement Shares that may be paid pursuant to the terms of this Agreement and the Post-Closing Settlement Cash and Post-Closing Settlement Shares that may be withheld pursuant to the terms of this Agreement.
          7.14 Consent to Transfer of Securities and Share Registration.
     Immediately following the date of this Agreement, the Company and each of its Subsidiaries shall provide their written consent, in form and substance satisfactory to Acquiror, to the transfer of that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008, from IAMGOLD Corporation and/or its Affiliates to Acquiror. Further, the Company and each of its Subsidiaries shall within one Business Day of any of their receipt of any request by Acquiror take any and all actions requested by Acquiror to register on the Company’s books and records, and cause the Company’s transfer agent to register on the Company’s share transfer register, any shares of Common Stock acquired by Acquiror or any of its Affiliates (including, but not limited to, any shares of Common Stock acquired from IAMGOLD Corporation and/or its Affiliates or issuable upon conversion of that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008).
ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions to Obligations of Each Party Under this Agreement.
     The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and the Company, in whole or in part, to the extent permitted by applicable Law:
          (a) No Injunction. No Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Body shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining or prohibiting consummation of the Agreement or making the consummation of the Agreement illegal;
          (b) HSR Act. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or early termination shall have been granted;
          (c) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the Requisite Shareholder Approval; and
          (d) Registration Statement. The appropriate Registration Statement relating to the issuance of the shares of Acquiror Common Stock hereunder shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.
          8.2 Conditions to Obligations of Acquiror.
     The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties made by the Company in Article V, which representations and warranties shall be deemed for purposes of this Section 8.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct at and as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing except, in either case, where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and Acquiror shall have received a certificate signed by a duly authorized officer of the Company, dated as of the Closing Date, to the foregoing effect;
          (b) Performance of Agreements and Covenants. The Company shall have performed or complied in all material respects with its respective agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and Acquiror shall have received a certificate signed by a duly authorized officer of the Company, dated as of the Closing Date, to that effect;
          (c) Consents. The Company shall have procured the consents of third-parties and Governmental Bodies specified in Schedule 8.2(c) which shall be delivered to Acquiror at Closing;

          (d) No Material Adverse Effect. Since December 31, 2006, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
          (e) No Litigation. There shall not have been instituted or pending any action or proceeding by any Governmental Body or any other Person, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Acquiror’s, Acquiror Subsidiary’s or any of Acquiror’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Common Stock, including the right to vote any shares of Common Stock acquired or owned by Acquiror, Acquiror Subsidiary or any of Acquiror’s other Affiliates following the Effective Time on all matters properly presented to the Shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the Business or assets of the Company, (iii) seeking to compel Acquiror or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or (iv) that otherwise, in the judgment of Acquiror, is likely to have a Material Adverse Effect on the Company or a material adverse effect on the Acquiror;
          (f) Other Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated;
          (g) Due Diligence. Acquiror shall have completed its due diligence investigation of the Company to Acquiror’s satisfaction in its sole judgment, provided that no information or knowledge obtained in such investigation shall affect or modify any representation or warranty of the Company contained in this Agreement regardless of whether such information is disclosed on any Schedule to this Agreement;
          (h) Legal Opinion. Acquiror shall have received a legal opinion from counsel to the Company, which legal opinion shall be satisfactory in form and substance to Acquiror;
          (i) Title Opinions. Acquiror shall have received from the Company copies of title opinions covering each of the Company’s and its Subsidiary’s royalty interests, rights to production payment or other similar interests, which title opinions shall be satisfactory in form and substance to Acquiror;
          (j) Non-Competition Agreements. Mark D. Kucher and David Atkinson shall each have delivered to Acquiror a non-competition agreement, precluding each of them from competing with business of Acquiror and its Subsidiaries for a period of three years from the later of the Closing Date or the date of payout under their respective existing employment agreements and containing such other terms and conditions as are reasonably satisfactory to Acquiror;

          (k) Fairness Opinion. The Board of Directors of Acquiror shall have received an opinion of National Bank Financial Inc. that the payment of the Acquiror Common Stock and cash consideration under this Agreement is fair from a financial point of view to Acquiror, which fairness opinion shall be satisfactory in form and substance to Acquiror;
          (l) Settlement of Litigation. The Company shall have entered into a definitive settlement agreement, including appropriate releases of the Company, its Subsidiaries and their successors and assigns, in connection with the Schedule 5.8 Claim, which terms of settlement (including the form of any consideration paid) and settlement agreement shall be satisfactory in form and substance to Acquiror;
          (m) Releases. The Company shall have received releases from each of its officers and directors, which releases shall be satisfactory in form and substance to Acquiror;
          (n) Conversion of Convertible Securities. Each Company Option and other convertible security, warrant, option or other right to subscribe for any shares of capital stock or other securities of the Company or its Subsidiaries (other than the conversion option of Acquiror under the Bridge Financing Facility Agreement) shall be cancelled and terminated in accordance with Section 2.2(c) and Section 2.2(d), including, but not limited to, all balances due under that certain 6% Exchangeable Secured Subordinated Debenture of 1212500 Alberta Ltd. due April 25, 2008, which balances shall have been converted into Common Stock in accordance with the conversion terms of such instrument;
          (o) Amended Tax Return. The Company shall amend its Federal income Tax Return filed on Form 1120 for the period ending on December 31, 2006, as contemplated under Section 7.12; and
          (p) Payments to Certain Employees. The sum of all payments due Mark Kucher, Chief Executive Officer, and David Atkinson, Chief Financial Officer, by the Company and its Subsidiaries under the terms of their respective employment agreements with the Company and in connection with the termination of their employment by the Company, will not exceed the amounts as set forth on Schedule 5.13(f).
          8.3 Conditions to Obligations of the Company.
     The obligation of the Company to consummate the transactions contemplated in this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties made by Acquiror in Article VI, which representations and warranties shall be deemed for purposes of this Section 8.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to “material adverse effect” or otherwise), shall be true and correct at and as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except in either case where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate signed by a duly authorized officer of Acquiror, dated as of the Closing Date, to the foregoing effect; and
          (b) Performance of Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate signed by a duly authorized officer of Acquiror, dated as of the Closing Date, to that effect.
ARTICLE IX
NON-SURVIVAL
          9.1 Non-Survival of Representations and Warranties.
     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
ARTICLE X
DEFINITIONS
          10.1 Certain Definitions.
     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:
     “Acquiror” has the meaning set forth in the Preamble.
     “Acquiror Common Stock” has the meaning set forth in Section 2.1.
     “Acquiror Documents” has the meaning set forth in Section 6.2.
     “Acquiror Expenses” has the meaning set forth in Section 4.5(c).
     “Acquiror Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Acquiror with the SEC since June 30, 2002.
     “Acquiror Stock Price” means the simple arithmetic average price per share of the Acquiror Common Stock on the NASDAQ for the five trading day period up to and including the second business day preceding (but not including) the Closing Date.
     “Acquiror Sub” has the meaning set forth in the Preamble.

     “Acquiror Sub’s Knowledge” means (a) the actual knowledge (i.e. the conscious awareness of facts or other information) of those Persons identified on Schedule 10.1(a), and (b) all other matter and information that any of such individuals reasonably should have known after due and diligent inquiry (and assuming that, for this purpose and at all relevant times, Acquiror Sub had in effect procedures reasonably designed to inform such individuals fully as to any relevant matters and information).
     “Acquiror’s Knowledge” means (a) the actual knowledge (i.e. the conscious awareness of facts or other information), after due and diligent inquiry of those Persons identified on Schedule 10.1(b), and (b) all other matter and information that any of such individuals reasonably should have known after due and diligent inquiry (and assuming that, for this purpose and at all relevant times, Acquiror had in effect procedures reasonably designed to inform such individuals fully as to any relevant matters and information).
     “Acquiror Termination Fee” has the meaning set forth in Section 4.5(a).
     “Acquisition Proposal” means any proposal, offer or inquiry relating to (or any third party indication of interest in), whether in one transaction or a series of related transactions, (a) any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of the Company representing 10% or more of the consolidated assets of the Company and its Subsidiaries, (b) any issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (c) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (d) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.
     “Additional Acquiror Termination Fee” has the meaning set forth in Section 4.5(b).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

     “Affiliated Person” means any director, executive officer or 5% or greater shareholder; spouse or other Person living in the same household of such director, executive officer or shareholder; or any Person in which any of the foregoing persons is an officer, trustee, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.
     “Agreement” has the meaning set forth in the Preamble.
     “Articles of Merger” has the meaning set forth in Section 1.3.
     “Board” means the Board of Directors of the Company.
     “Bridge Finance Facility Agreement” means that certain Bridge Finance Agreement by and among the Company and BMGX (Barbados) Corporation, as Borrowers, and Acquiror, as Bridge Lender, dated March 28, 2007, as amended by that certain First Amendment to the Bridge Finance Facility of even date herewith, by and among the Company, BMGX (Barbados) Corporation and Acquiror.
     “Business” means the business of the Company as conducted and as proposed to be conducted on the date hereof.
     “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     “Cash Election” has the meaning set forth in Section 2.2(b).
     “Certificate” has the meaning set forth in Section 2.2(e).
     “Certifications” has the meaning set forth in Section 5.6(b).
     “Change in Recommendation” has the meaning set forth in Section 7.4(b).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.
     “Company” has the meaning set forth in the Preamble.
     “Company 10-K” means the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.
     “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006, including the footnotes thereto, set forth in the Company Form 10-K for the period ended December 31, 2006.

     “Company Board Recommendation” has the meaning set forth in Section 5.2.
     “Company Documents” has the meaning set forth in Section 5.2.
     “Company Equity Incentive Plan” has the meaning set forth in Section 2.2(c).
     “Company Expenses” shall have the meaning set forth in Section 4.6(b).
     “Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
     “Company Option” has the meaning set forth in Section 2.2(c).
     “Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since June 30, 2002, including the Company 10-K.
     “Company Termination Fee” has the meaning set forth in Section 4.6(a).
     “Company’s Knowledge” means (a) the actual knowledge (i.e. the conscious awareness of facts or other information) of those Persons identified on Schedule 10.1(c), and (b) all other matter and information that any of such individuals reasonably should have known after due and diligent inquiry (and assuming that, for this purpose and at all relevant times, the Company had in effect procedures reasonably designed to inform such individuals fully as to any relevant matters and information).
     “Confidentiality Agreement” has the meaning set forth in Section 11.1.
     “Contingent Cash” has the meaning set forth in Section 7.13(c)(ii).
     “Contingent Shares” has the meaning set forth in Section 7.13(c)(i).
     “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.
     “Dissenting Shares” has the meaning set forth in Section 2.2(g).
     “Effective Time” has the meaning set forth in Section 1.3.
     “Effective Time Cash Consideration” has the meaning set forth in Section 2.1(b).
     “Effective Time Issued and Outstanding Shares” has the meaning set forth in Section 2.1(a).
     “Effective Time Stock Consideration” has the meaning set forth in Section 2.1(a).
     “Election” has the meaning set forth in Section 2.2(a).
     “Election Deadline” has the meaning set forth in Section 2.2(b).

     “Election Form” has the meaning set forth in Section 2.2(b).
     “Employee” means all individuals including common law employees, independent contractors and individual consultants, as of the date hereof, who are employed or engaged by the Company or any ERISA Affiliate, together with individuals who are hired after the date hereof and prior to the Closing.
     “Employee Plan” has the meaning set forth in Section 5.14(a).
     “Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
     “Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment, including without limitation, all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened release, control, or cleanup of any Hazardous Materials and including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
     “Environmental Permits” means all permits, authorizations, registrations or approvals required under Environmental Laws for the operation of the businesses and assets of the Company and its Subsidiaries or the occupancy of the Real Property or any other real property formerly owned, operated or leased by the Company or its Subsidiaries.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliates” means the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Agent” has the meaning set forth in Section 3.1.
     “Excluded Royalty Interests” means those Royalty Interests specifically identified as “Excluded Royalty Interests” on Schedule 5.10.
     “Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company or any ERISA Affiliate but who are no longer so employed or engaged on the date hereof.
     “GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied in accordance with the Company’s past practices.

     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic or mutagenic; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (d) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether, asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (e) which pose a hazard to human health, safety, natural resources, employees, or the environment.
     “Hedging Arrangements” means any agreement, option or arrangements designed to protect against fluctuations in (a) interest rates, (b) currency exchange rates or (c) precious metals or commodity prices, and for greater certainty shall include any transaction referred to in clause (a) or (b) of the definition of “Specified Transaction” contained in Section 14 of the 2002 ISDA Master Agreement published by International Swaps and Derivatives Association, Inc.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” of any Person means, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, including, but not limited to, any gold loan; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Information Statement” has the meaning set forth in Section 5.4(b).
     “Intellectual Property” means (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists, (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world, (d) all industrial designs and any registrations and applications therefor throughout the world, (e) all software and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.
     “Interest B” has the meaning set forth in Section 4 of Schedule A to the Confidentiality Agreement.
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
     “Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.
     “Lease” has the meaning set forth in Section 5.10(b).
     “Leased Personal Property” has the meaning set forth in Section 5.11(a).
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
     “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
     “Material Adverse Effect” means a material adverse effect on (a) the Business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole) or (b) on the ability of the Company to consummate the transactions contemplated by this Agreement; other than an effect resulting from any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (to the extent such effect is not disproportionate with respect to the Company in any respect); or (ii) the effect of any change that generally affects any industry in which the Company operates (to the extent such effect is not disproportionate with respect to the Company in any material respect); provided, however that any effect arising from expropriation or nationalization of any assets by any Governmental Body shall not be subject to the exceptions in clauses (i) and (ii) above and shall be accounted for in clauses (a) and (b) above.
     “Material Contract” has the meaning set forth in Section 5.12.
     “Maximum Cash Consideration” has the meaning set forth in Section 2.1(b).
     “Maximum Stock Consideration” has the meaning set forth in Section 2.1(a).
     “Merger” has the meaning set forth in the Recitals.
     “Multiemployer Plan” has the meaning set forth in Section 5.14(c).

     “Nevada Law” has the meaning set forth in the Recitals.
     “No Share Election” has the meaning set forth in Section 2.2(a).
     “Option Agreement” has the meaning set forth in Section 2.2(e).
     “Option and Support Agreements” means those certain Option and Support Agreements by and among Acquiror and the Shareholders executing such Option and Support Agreements dated as of March 5, 2007.
     “Order” means any consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
     “Original Agreement” has the meaning set forth in the Recitals.
     “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Business.
     “Outside Date” has the meaning set forth in Section 4.1(b).
     “Party” including “Parties” has the meaning set forth in the Preamble.
     “Per Share Cash Consideration” has the meaning set forth in Section 2.1(b).
     “Per Share Stock Consideration” has the meaning set forth in Section 2.1(a).
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
     “Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting real property that are disclosed in policies of title insurance, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business, (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (e) title of a lessor under a capital or operating lease; and (f) in the case of software, non-exclusive, object code, end-user licenses granted in the Ordinary Course of Business.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
     “Post-Closing Settlement Cash” has the meaning set forth in Section 7.13(b).
     “Post-Closing Settlement Shares” has the meaning set forth in Section 7.13(b).
     “Pre-Closing Settlement Cash” has the meaning set forth in Section 7.13(a).

     “Pre-Closing Settlement Shares” has the meaning set forth in Section 7.13(a).
     “Pro Rata Share” has the meaning set forth in Section 2.3.
     “Proxy Statement” has the meaning set forth in Section 5.4(b).
     “Real Property” has the meaning set forth in Section 5.10(a).
     “Registration Statement” has the meaning set forth in Section 7.10(a).
     “Release” shall have the meaning as set forth in the Comprehensive, Environmental Response Compensation Act, 42 U.S.C. § 9601 et seq.
     “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.
     “Representative” has the meaning set forth in Section 7.13(d).
     “Requisite Shareholder Approval” means the affirmative consent or vote of the holders of a majority of the outstanding shares of the Common Stock of the Company.
     “Rights Agreements” has the meaning set forth in Section 5.5(c).
     “Royalty Agreement” has the meaning set forth in Section 5.10(b).
     “Royalty Interests” has the meaning set forth in Section 5.10(a).
     “Royalty Properties” has the meaning set forth in Section 5.10(a).
     “S-3 Amendment” has the meaning set forth in Section 7.10(a).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “Schedule 5.8 Claim” means the Legal Proceeding described on Schedule 5.8.
     “Schedules” means the disclosure schedules delivered by the Company to Acquiror and Acquiror Sub as attached to this Agreement and Acquiror and Acquiror Sub to the Company as attached to this Agreement.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Share Election” has the meaning set forth in Section 2.2(b).
     “Shareholder” means a shareholder of the Company.

     “Special Meeting” has the meaning set forth in Section 7.4(a).
     “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.
     “Superior Proposal” means a bona fide written and publicly announced Acquisition Proposal that (a) the Board concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing, certainty and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the Shareholders from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement proposed by Acquiror in response to such Acquisition Proposal), (b) if any cash consideration is payable as part of the Superior Proposal, that such cash consideration shall be fully financed or reasonably capable of being fully financed promptly, (c) if any consideration as part of the Superior Proposal is payable in shares of capital stock listed on a national securities exchange or quoted on an inter-dealer quotation system, then the value of such consideration shall be determined in relation to the value of the shares of Acquiror Common Stock to be issued in the Merger, and (d) is reasonably likely to receive all required approvals of any Governmental Body and other Person on a timely basis and otherwise reasonably capable of being completed on the terms proposed.
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tax Return” shall mean all returns, declarations, reports, forms, estimates, information returns, claims for refund statements or other documents (including any related or supporting information or amendments) filed or required to be filed with or supplied to any Governmental Body in connection with any Taxes.
     “Taxes” (including the term “Tax”) shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Body and shall include any interest, penalties or additions to tax attributable to any of the foregoing.
     “Total Merger Consideration” has the meaning set forth in Section 2.2(a).
     “Unadjusted Per Share Cash Consideration” has the meaning set forth in Section 2.1(b).
     “Unadjusted Per Share Stock Consideration” has the meaning set forth in Section 2.1(a).
     “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

          10.2 Other Definitional and Interpretive Matters.
     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          (a) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          (b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          (c) Schedules. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.
          (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (g) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (h) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or Financial Statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or Financial Statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or Financial Statements or (c) such item is reflected on the balance sheet or Financial Statements and is specifically set forth in the notes thereto.
          10.3 Interpretation.
     The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE XI
MISCELLANEOUS
          11.1 Confidentiality.
     Each of the Company and Acquiror agrees that, unless and until the transactions contemplated hereby shall have been consummated, the Nondisclosure Agreement regarding confidentiality by and among Acquiror and the Company dated as of February 21, 2007, as amended by the Letter Agreement dated as of February 24, 2007 (as amended, the “Confidentiality Agreement”), shall remain in full force and effect.
          11.2 Notices.
     All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been given (a) on the Business Day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours or (b) on the Business Day following the Business Day of sending, if delivered by an overnight courier recognized as providing services nationally in the United States, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice to the other Parties hereto:
          If to Acquiror or Acquiror Sub:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Facsimile: (303) 595-9385
Attention: President and Chief Executive Officer
          With a copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202

Facsimile: (303) 899-7333
Attention: Paul Hilton, Esq.
          If to the Company:
Battle Mountain Gold Exploration Corp.
One East Liberty Street, Sixth Floor, Suite Nine
Reno, NV 89501
Facsimile: (775) 686-6066
Attention: Chief Executive Officer
          With a copy (which shall not constitute notice) to:
Clark Wilson LLP
800 – 885 W. Georgia Street
Vancouver, BC V6C 3H1 Canada
Facsimile: (604) 687-6314
Attention: William L. Macdonald, Esq.
          11.3 Severability.
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, (a) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          11.4 Entire Agreement; No Third-Person Beneficiaries.
     This Agreement (including the Schedules hereto), the Company Documents, the Acquiror Documents, the Confidentiality Agreement, the Option and Support Agreements and the Bridge Finance Facility Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement, including, but not limited to, the Original Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

          11.5 Waiver; Amendment.
     Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the Party or Parties that would have benefited by the provision waived or amended. This Agreement may be amended by the Parties as provided in this Section 11.5 at any time before or after the Shareholders or the sole shareholder of Acquiror Sub approve this Agreement, but after such approval no such amendment shall be made which by Nevada Law requires the further approval of the Shareholders or the sole shareholder of Acquiror Sub without obtaining such approval. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          11.6 Assignment.
     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 11.6 will be void; provided, however, that Acquiror and Acquiror Sub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
          11.7 Expenses.
     Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, whether or not the Merger is consummated, Acquiror and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).
          11.8 Specific Performance.
     Without limiting or waiving in any respect any rights or remedies of Acquiror under this Agreement now or hereafter existing at law in equity or by statute, Acquiror shall be entitled to such specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

          11.9 Governing Law; Disputes.
     This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Colorado. Any action against any Party relating to the foregoing shall be brought exclusively in a federal or state court of competent jurisdiction located within the State of Colorado and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Colorado over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.
          11.10 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted by telecopier will have the same legal effect as an original executed signature page.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

COMPANY: BATTLE MOUNTAIN GOLD EXPLORATION CORP.
By:	/s/ Mark Kucher
	Name:	Mark Kucher
	Title:	President

ACQUIROR: ROYAL GOLD, INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President & CEO

ACQUIROR SUB: ROYAL BATTLE MOUNTAIN, INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President